UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ABIOMED, INC.

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ABIOMED, INC.

22 Cherry Hill Drive

Danvers, Massachusetts 01923

Notice of Annual Meeting of Stockholders

To Be Held on August 9, 2017

The Annual Meeting (the “Annual Meeting”) of Stockholders of ABIOMED, Inc. (the “Company”) will be held on August 9, 2017 at 8:00 a.m. at the Mandarin Oriental, 776 Boylston Street, Boston, Massachusetts, 02199 for the following purposes:

1.	To elect three Class I directors to our Board of Directors to serve for three-year terms extending until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of future Stockholder advisory votes on executive compensation;

4.	To ratify the appointment of our independent registered public accounting firm for the fiscal year ending March 31, 2018; and

5.	To consider and act upon any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

Our Board of Directors has fixed the close of business on June 12, 2017 as the record date for determining the Stockholders entitled to notice of, and to vote at, the Annual Meeting. Accordingly, only Stockholders of record at the close of business on June 12, 2017 will be entitled to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ Stephen C. McEvoy
Stephen C. McEvoy, Secretary

Danvers, Massachusetts

June 23, 2017

YOUR VOTE IS IMPORTANT

We encourage you to vote by proxy even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 9, 2017

This year we are taking advantage of the Securities and Exchange Commission (“SEC”) Notice and Access rule, which allows corporate issuers to furnish their proxy materials on the internet. As a result, we are mailing to our Stockholders, a Notice of Internet Availability of Proxy Materials (“Notice”) in place of a paper copy of our proxy materials. The Notice contains instructions on how to access the proxy materials electronically and how to submit your proxy via the internet. The Notice also contains instructions on how to request a paper copy of the proxy materials. This process will result in significant savings in printing and mailing costs and will help the environment. This Proxy Statement and our 2017 Annual Report are available on our website at http://www.abiomed.com/proxy. Note: Our website does not have cookies that identify visitors to the site.

ABIOMED, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To be held on August 9, 2017

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of our Board of Directors for use at our Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Mandarin Oriental, 776 Boylston Street, Boston, Massachusetts 02199 on August 9, 2017 at 8:00 a.m. Eastern Time and at any adjournment or adjournments thereof. We are a Delaware corporation and our principal executive offices are located at 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

We will bear the cost of solicitation of proxies. Some of our officers and employees may solicit proxies by correspondence, telephone or in person, without extra compensation. We may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this Proxy Statement and the accompanying proxy will be made available to our Stockholders on or about June 23, 2017. We are first sending the Notice of Internet Availability of Proxy Materials (“Notice”), or this Proxy Statement, the Company’s 2017 Annual Report and proxy card to Stockholders on or about June 23, 2017.

We have fixed the close of business on June 12, 2017 as the record date for the Annual Meeting. Only Stockholders of record at the close of business on the record date will be entitled to receive notice of, and to vote at, the Annual Meeting. As of June 12, 2017, there were outstanding and entitled to vote 44,064,072 shares of our common stock, $0.01 par value per share. Our by-laws require that a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum. Abstentions and broker non-votes will be counted as present or represented for purposes of determining the existence of a quorum. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Only Stockholders of record of shares of the Company’s common stock at the close of business on the record date, or their designated proxies, are entitled to attend the Annual Meeting. If you hold your shares in “street name” (i.e., your shares are held in an account maintained by a bank, broker or other nominee), then you should bring proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership. If you are a representative or proxyholder of an entity that owns common stock of the Company, you must present evidence that you are the entity’s authorized representative or proxyholder, and, if the entity is a street name owner, proof of the entity’s beneficial ownership as of the record date. We reserve the right to limit the number of representatives who may attend the meeting.

Each attendee will be asked to present valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices, and other electronic devices are prohibited at the meeting, and attendees may be subject to security inspections and other security precautions. For safety and security reasons, we will be unable to admit anyone who does not present proper identification, proof of ownership or legal proxy, or refuses to comply with our security procedures. You can find directions to the Annual Meeting at http://www.mandarinoriental.com/boston/hotel/hotel-directions/.

Proposal No. 1 (election of directors) requires the affirmative vote of a plurality of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. However, we have adopted a majority voting policy that is applicable in uncontested elections of directors. This means that the plurality standard will determine whether a director nominee is elected, but our majority voting policy will further require that the number of votes cast “for” a director must exceed the number of votes “withheld” from the director or the director must submit his or her resignation. The Governance and Nominating Committee would then consider whether to recommend that the Board accept or reject the resignation. See “Corporate Governance—Majority Voting and Director Resignations” below for additional details.

Proposal No. 2 (the advisory vote on executive compensation), Proposal No. 3 (the advisory vote on the frequency of future Stockholder advisory votes on executive compensation), and Proposal No. 4 (ratification of the appointment of our independent registered public accounting firm) each requires the affirmative vote of a majority of the votes cast by holders of our common stock entitled to vote thereon, provided that a quorum is present. Abstentions and broker non-votes will not be included in calculating the number of votes cast on Proposal No. 2, Proposal No. 3, or Proposal No. 4. Votes will be tabulated by Broadridge Financial Solutions, Inc.

AT THE ANNUAL MEETING, YOUR SHARES WILL BE VOTED AS YOU INSTRUCT, OR, IN THE ABSENCE OF SUCH INSTRUCTION, FOR THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1), FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2), FOR THE EVERY (1) YEAR OPTION FOR THE PROPOSAL ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL NO. 3) AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4). IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED BY THE HOLDERS OF THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH OUR SECRETARY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class I directors, which includes Ms. Dorothy E. Puhy, Mr. Paul G. Thomas and Mr. Christopher D. Van Gorder, expires at the Annual Meeting.

Our Board of Directors has nominated each of Ms. Dorothy E. Puhy, Mr. Paul G. Thomas and Mr. Christopher D. Van Gorder to serve as a Class I director for a three year term until the 2020 Annual Meeting of Stockholders, or until his or her successor has been duly elected and qualified.

Each of Ms. Puhy and Mr. Thomas was most recently elected by our Stockholders as a Class I director at our Annual Meeting of Stockholders in August 2014. On February 8, 2016, our Board of Directors appointed Mr. Van Gorder as a Class I director. See “Executive Officers and Directors” for further information about Ms. Puhy, Mr. Thomas and Mr. Van Gorder.

If any nominee at the time of the Annual Meeting is unable or unwilling to serve or is otherwise unavailable for election, and our Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. Our Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Our Board of Directors recommends that you vote FOR the election of Ms. Dorothy E. Puhy, Mr. Paul G. Thomas and Mr. Christopher D. Van Gorder.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, requires that we provide our Stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. We refer to this non-binding advisory vote as the “say on pay” vote. Although this vote is not binding on us, we value the opinion of our Stockholders. Our Board of Directors and Compensation Committee will carefully consider the outcome of the vote as we make future decisions on executive compensation.

As described under the heading “Executive Compensation,” our compensation programs are designed to attract and retain and reward our executive officers by offering compensation that is competitive with peer organizations. Our compensation consists of a mixture of cash payments and equity incentives, which we believe align our executive compensation with our Stockholder objectives. We review our compensation policies annually with the help of compensation consultants to ensure that our policies meet market expectations and are fair. We encourage you to carefully review the Compensation Discussion and Analysis beginning on page 18 of this Proxy Statement for a discussion of the factors underlying the structure of our executive compensation program.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. The vote on this proposal is not intended to address any specific element of compensation but rather relates to the overall compensation of our named executive officers, as described in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation Discussion and Analysis, compensation tables and accompanying narrative disclosures).

Accordingly, as required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we ask our Stockholders to vote in favor of the following resolution at the Annual Meeting:

“RESOLVED, that the Stockholders of ABIOMED, Inc. APPROVE, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and accompanying narrative disclosures.”

Our Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL NO. 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE

VOTES ON EXECUTIVE COMPENSATION

The Company asks that you indicate how frequently the Company should hold future Stockholder advisory votes on executive compensation, such as Proposal 2. By voting on this Proposal 3, you may indicate whether you would prefer an advisory vote on executive compensation once every one, two or three years. Alternatively, you may abstain from voting.

The Board of Directors believes that having an advisory vote on executive compensation EVERY (1) YEAR will be a meaningful and effective way to use this method of gathering feedback on the Company’s executive compensation philosophy, policies, and procedures.

The Company has held a Stockholder advisory vote on executive compensation every year since 2010. The Board has found that such vote provides a clear and simple means for Stockholders to provide direct feedback to the Company regarding its compensation philosophy, policies and practices as disclosed in the Proxy Statement, consistent with the Company’s practice of seeking input from, and engaging in discussions with, the Company’s Stockholders on corporate governance matters and the Company’s executive compensation program.

While the Board is making a recommendation with respect to this proposal, Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, Stockholders are being asked to specify one of the four choices for this proposal indicated on the proxy card: one year, two years, three years or abstain. In addition, because your vote is advisory, it will not be binding on the Board. However, the Board will review the voting results in their entirety and take them into consideration when making future decisions regarding the frequency of advisory votes on executive compensation.

Our Board of Directors recommends that you vote FOR the option of once EVERY (1) YEAR as the frequency with which Stockholders will be provided an advisory vote on executive compensation.

PROPOSAL NO. 4

RATIFICATION OF APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under rules of the Securities and Exchange Commission and the Nasdaq Stock Market, the appointment of our independent registered public accounting firm is the direct responsibility of our Audit Committee. Although ratification by our Stockholders of this appointment is not required by law, our Board of Directors believes that seeking Stockholder ratification is a good practice, which provides Stockholders an avenue to express their views on this important matter.

Our Audit Committee, comprising solely independent directors, has reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018. Our Board of Directors recommends that Stockholders vote to ratify the appointment. If our Stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider its decision. In any case, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and its Stockholders.

We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from Stockholders.

Our Board of Directors recommends that you vote FOR the proposal to ratify the appointment by our Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018.

EXECUTIVE OFFICERS AND DIRECTORS

As of June 12, 2017, our executive officers and directors are as follows:

Name	Age	Position
Michael R. Minogue(1)	50	Chairman, President and Chief Executive Officer
Dorothy E. Puhy(3)(5)	65	Director
Jeannine M. Rivet(2)(3)	69	Director
Eric A. Rose(3)	66	Director
Martin P. Sutter(2)(4)	62	Director
Paul G. Thomas(2)(4)(5)	61	Director
Christopher D. Van Gorder(4)(5)	64	Director
Michael J. Tomsicek	51	Vice President, Chief Financial Officer and Treasurer
David M. Weber	55	Chief Operating Officer
William J. Bolt	65	Senior Vice President, Global Quality, Regulatory and Clinical Operations
Andrew J. Greenfield	44	Vice President and General Manager, Global Marketing
Michael G. Howley	53	Vice President and General Manager, Global Sales

(1)	Member of the Special Stock Award Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Governance and Nominating Committee
(5)	Member of the Regulatory and Compliance Committee

Our Board of Directors is divided into three classes. The term of one class of directors expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. Ms. Puhy, Mr. Thomas and Mr. Van Gorder currently serve as Class I directors; their term of office expires at the 2017 Annual Meeting. Dr. Rose and Ms. Rivet currently serve as Class II directors; their term of office expires at the 2018 Annual Meeting. Messrs. Minogue and Sutter currently serve as Class III directors; their term of office expires at the 2019 Annual Meeting.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among our directors and executive officers.

Mr. Michael R. Minogue has served as our Chief Executive Officer, President and a director since April 2004. In June 2005, he was appointed Chairman of our Board of Directors. Prior to joining us, Mr. Minogue had a twelve-year career at General Electric, or GE. Most recently, Mr. Minogue was Vice President and General Manager of Americas Sales and Marketing for GE Medical Systems Information Technology. From 1997 to 2004, Mr. Minogue held various positions at GE, including General Manager for the Global Positron Emission Technology Business, General Manager, Americas Cardiology & IT Sales and General Manager, Global Installed Base. Prior to joining GE, Mr. Minogue served on active duty for four years as an infantry officer in the U.S. Army and received multiple awards. Mr. Minogue received his Bachelor of Science in Engineering Management from the United States Military Academy at West Point and his Master of Business Administration from the University of Chicago. Mr. Minogue currently serves on the Board of Directors of the Advanced Medical Technology Association and also serves as a Manager on the Board of Managers of Bioventus LLC, a strategic partnership between EW Healthcare Partners and Smith & Nephew plc, a global medical technology business based in the United Kingdom. Mr. Minogue is also the Chair of the Board of Directors of the Medical Device Innovation Consortium, a public-private partnership created with the objective of advancing medical device regulatory science. He was formerly on the Board of Directors of LifeCell Corporation, which was acquired by Kinetic Concepts, Inc. in May 2008. We believe that Mr. Minogue’s leadership position at our Company, his management abilities and experience, and his extensive knowledge of our industry gained from his senior executive roles qualify him to serve as a member of our Board of Directors.

Ms. Dorothy E. Puhy has served as a director since August 2003 and as our Lead Director since October 2005. Ms. Puhy has served as Executive Vice President and Chief Operating Officer for the Dana-Farber Cancer Institute since 2012. Ms. Puhy previously served as the Chief Financial Officer of the Dana-Farber Cancer Institute from 1994 to 2012 and as its Assistant Treasurer from 1995 to 2012. From 1985 to 1994, Ms. Puhy held various financial positions at the New England Medical Center Hospitals, Inc., including Chief Financial Officer from 1989 to 1994. Ms. Puhy is also a director of Eaton Vance Corp. Ms. Puhy received her Bachelor of Arts from the University of Pennsylvania and her Master of Business Administration from the Wharton School of Business at the University of Pennsylvania. We believe Ms. Puhy’s financial acumen, her executive level experience at a major medical research institute and her extensive industry knowledge qualify her to serve as a member of our Board of Directors.

Ms. Jeannine M. Rivet has served as a director since February 2016. Ms. Rivet has served as Executive Vice President of UnitedHealth Group since 2001. Previously at UnitedHealth Group, she served as Chief Executive Officer of UnitedHealthcare from 1998 to 2001, Chief Executive Officer of Ingenix from 2001 to 2003 and Chief Executive Officer of Optum from December 2003 to 2005. She currently serves as an advisory board member to Solutran, a customized treasury management company, and was a member of the board of Schwan Food Company from 2000 to April 2016. Ms. Rivet received a Bachelor of Science in Nursing from Boston College and a Master’s Degree in Public Health from Boston University. She also worked as a registered nurse for several years prior to entering the managed care business. We believe that Ms. Rivet’s extensive knowledge of the managed care business, her direct healthcare experience, her executive level experience and her management abilities and experience qualify her to serve as a member of our Board of Directors.

Dr. Eric A. Rose has served as a director since August 2014 and previously served as a director from May 2007 to January 2012. He serves as Executive Chairman of SIGA Technologies, Inc., a developer of anti-viral drugs directed at potential agents of bioterror that filed voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in September 2014 and exited from bankruptcy protection in April 2016. Dr. Rose served from 2007 to 2016 as Executive Vice President for Life Sciences at MacAndrews & Forbes and Chief Executive Officer of SIGA Technologies, Inc. Dr. Rose chaired the Department of Health Evidence & Policy at the Mount Sinai School of Medicine from 2008 to 2012, where he now serves as professor. From 1994 to 2007, he was Surgeon-in-Chief at New York-Presbyterian Hospital/Columbia and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons. A heart surgeon, researcher and entrepreneur, Dr. Rose helped grow Columbia’s Department of Surgery over the past 25 years while investigating, managing and developing complex medical technologies such as heart transplantation and new approaches to Alzheimer’s disease and bioterrorism. He has authored or co-authored more than 300 scientific publications and has received more than $25 million in NIH support for his research. Dr. Rose pioneered heart transplantation in children, performing the first successful pediatric heart transplant in 1984, and has investigated many alternatives to heart transplantation, including cross-species transplantation and man-made heart pumps. He received both his undergraduate and medical degrees from Columbia University. We believe that Dr. Rose’s distinguished work as a heart surgeon and researcher, his work as an entrepreneur in our industry and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Mr. Martin P. Sutter has served as a director since May 2008. Since 1985, Mr. Sutter has been the Co-Founder and a Managing Director of EW Healthcare Partners, previously known as Essex Woodlands Health Ventures, a healthcare focused growth equity firm. Educated in chemical engineering and finance, Mr. Sutter has more than 30 years of management experience in operations, marketing, finance and venture capital. Mr. Sutter has been directly involved with more than 30 of EW Healthcare Partners’ portfolio investments, and has served on numerous past Boards of Directors on public and private companies including ATS Medical which was acquired by Medtronic, Inc., BioForm Medical which was acquired by Merz GmbH & Co KGaA, Lifecell which was acquired by Kinetic Concepts, Inc., St. Francis Medical which was acquired by Kyphon, Inc./Medtronic, Inc., Confluent Surgical which was acquired by Tyco International/Covidien and Rinat Neurosciences which was acquired by Pfizer, Inc. He currently serves on the Board of Managers of Bioventus LLC, an orthobiologic solutions company which is a strategic partnership between EW Healthcare Partners and Smith & Nephew plc, a global medical technology business based in the United Kingdom and Xenex Disinfection Services, which offers UV light disinfection solution robots. He also serves on the Board of Directors of Prolacta Bioscience, which provides human milk-based nutritional products for critically ill, premature infants in neonatal intensive care units and QSpex Technologies, Inc., a manufacturer of prescription spectacle lenses. Mr. Sutter holds a Bachelor of Science degree from Louisiana State University, and a Master of Business Administration from the University of Houston. We believe that Mr. Sutter’s in-depth knowledge of the medical device industry, his skills as an investor in developing medical device companies, his extensive board experience, his work as a successful healthcare investor and his position as a representative of a large stockholder in our Company qualify him to serve as a member of our Board of Directors.

Mr. Paul G. Thomas has served as a director since May 2011. Mr. Thomas served as the founder, president and Chief Executive Officer of Roka Bioscience, Inc. from September 2009 until his retirement in January 2017. Previously he served as Chairman, Chief Executive Officer, and President of LifeCell Corporation from October 1998 until August 2008. Prior to joining LifeCell, Mr. Thomas held various senior positions during a 15-year tenure with the Pharmaceutical Products division of Ohmeda Inc. Mr. Thomas currently serves on the Board of Directors of Roka Bioscience Inc. and RTI Surgical. Mr. Thomas previously served as a member of the board of directors of Aegerion Pharmaceuticals, Inc until its merger with Novelion Therapeutics in 2016. Mr. Thomas received his Bachelor of Science in Chemistry from St. Michael’s College, his Master of Business Administration from Columbia University, and completed his postgraduate studies in chemistry at the University of Georgia. We believe that Mr. Thomas’ extensive leadership experience with companies in the life sciences industry qualifies him to serve as a member of our Board of Directors.

Mr. Christopher D. Van Gorder has served as a director since February 2016. Since 2000, Mr. Van Gorder has been President, Chief Executive Officer and a director of Scripps Health, where he oversees all functions of the integrated health system. Mr. Van Gorder currently is a clinical professor of health practice at the University of Southern California Price School of Public Policy, where he also serves on the Board of Councilors. He also is a member of the board of directors of the California Hospital Association. Previously, Mr. Van Gorder served on the Board of Governors for the American College of Healthcare Executives from 2007 to 2012. Mr. Van Gorder received his undergraduate degree from California State University, Los Angeles, and a master’s degree in public administration/health services administration from the University of Southern California. He has also completed the Chief Executive Officer Program at the Wharton School of Business at the University of Pennsylvania. We believe that Mr. Van Gorder’s experience as a business leader, his expertise in the healthcare field and his executive level industry experience qualify him to serve as a member of our Board of Directors.

Our executive officers who are not also directors are listed below:

Mr. Michael J. Tomsicek was appointed as our Vice President, Chief Financial Officer and Treasurer in May 2015, effective July 15, 2015. From March 2013 until January 2015, Mr. Tomsicek served as Senior Vice President and Chief Financial Officer of Cubist Pharmaceuticals, Inc. (“Cubist”). From July 2012 until March 2013, Mr. Tomsicek served as Senior Vice President and Deputy Financial Officer at Cubist and from August 2010 to July 2012, he was Vice-President of Corporate Finance and Treasurer at Cubist. Before joining Cubist, Mr. Tomsicek served for eight years holding roles with increasing influence within GE’s Healthcare unit. His service at GE culminated in his roles first as Chief Financial Officer of the Diagnostic Ultrasound business and finally as Chief Financial Officer of the Global Ultrasound product group. Prior to that, Mr. Tomsicek was Manufacturing Finance Manager for the GE Healthcare Monitoring Systems business and was selected to and completed the GE Experienced Financial Leadership Program. Mr. Tomsicek held various advancing roles in financial planning and channel management over seven years in the automotive division of Motorola, then a public global telecommunications company. Following graduation from the University of Wisconsin with a Bachelor of Science in Industrial Engineering, Mr. Tomsicek began his career in manufacturing consulting for a Boston area start up after which he received his Master of Business Administration, also from the University of Wisconsin.

Dr. David M. Weber joined us in April 2007 as our Chief Operating Officer. Prior to joining us, Dr. Weber served as General Manager, Aviation Business at GE Security—Homeland Protection from April 2005 until April 2007 where he led GE Security’s Aviation and Transportation Business and was responsible for product development, marketing and sales. From June 2004 until April 2005, he served as General Manager, MRI Marketing at GE Healthcare where he was responsible for strategic product planning, go-to-market and product launch activities, including developing product roadmaps and introducing new product technologies to the market, and from March 2001 until June 2004, he served as Manager, Global High Field MRI Business, GE Medical Systems where he was responsible for new product planning and development. Dr. Weber has a Bachelor of Science in physics from Denison University, a Bachelor of Science in Nuclear Engineering from Columbia University, a Master of Science in Medical Physics from the University of Wisconsin, and a Doctor of Philosophy in Medical Physics from the University of Wisconsin.

Mr. William J. Bolt joined us in June 1982 and has served as our Senior Vice President of Quality, Regulatory & Clinical Research Operations since 2015. He is currently responsible for all product development, management, engineering, regulatory, clinical and quality functions. From 2010 to 2015, Mr. Bolt held the position of Senior Vice President of Global Product Operations. From 2006 to 2009, Mr. Bolt was responsible, at different times, for quality, regulatory and engineering functions at the Company. From 2003 to 2006, he was responsible for our quality and service functions. He was responsible for all product development and the AbioCor program from 2000 to 2003, and for BVS and AB5000 development from 1999 to 2003. From 1994 to 1999, he was President of our former dental subsidiary, ABIODENT. From 1982 to 1994, he served in various roles, from Vice President of Engineering to Vice President of Operations. Mr. Bolt received both his Bachelor of Science in Electrical Engineering and Master of Business Administration from Northeastern University.

Mr. Andrew J. Greenfield is currently the Vice President and General Manager of Global Marketing. Since joining us in 2005 as the Vice President of Healthcare Solutions, he has led the reimbursement and health economics organizations. Mr. Greenfield also leads the global marketing function and is responsible for physician education programs, new market development, and service. Before joining us, Mr. Greenfield held positions in sales, marketing and finance at GE Healthcare including consulting with large U.S. health systems, eCommerce and Six Sigma from 1999 to 2005. Prior to GE Healthcare, he held positions in sales, marketing and finance at The Boeing Company, including European Country Manager, and is a graduate of the Fiscal Development Program. He received his Bachelor degree in Finance from the University of Illinois in 1994 and a Master of Business Administration degree from St. Louis University in 1998. Mr. Greenfield is also a certified Master Blackbelt in Six Sigma and Change Acceleration Process from General Electric.

Mr. Michael G. Howley joined us in March 2009 and serves as our Vice President and General Manager of Global Sales. Prior to joining us, Mr. Howley spent 20 years at GE Healthcare. From February 2006 to February 2009, he was General Manager at GE Healthcare, overseeing the Americas X-ray and Interventional Radiology division. From April 2004 to February 2006, Mr. Howley held the General Manager position for the Clinical Information Systems at GE. From October 2002 to April 2004, he was the Americas Sales Manager of Functional and Molecular Imaging. Prior to this role, Mr. Howley held several other national and regional sales positions at GE, beginning in 1989. Mr. Howley has a Bachelor of Science in Business Administration and Marketing from Auburn University.

CORPORATE GOVERNANCE

Board Leadership

Chief Executive Officer and Chairman. Our Board of Directors does not have a formal policy regarding whether the same person should serve as both the Chief Executive Officer and Chairman of the Board and believes that it should retain the flexibility to make this determination in the manner it believes will provide the most appropriate leadership for the Company from time to time. The Chairman of the Board is elected annually by the Board of Directors. Currently, our Chief Executive Officer, Mr. Minogue, serves as Chairman of the Board of Directors.

Lead Director. In October 2005, our Board of Directors designated Dorothy Puhy as its first Lead Director. The position of Lead Director is to be held by one of our independent directors and carries with it responsibilities beyond those of the other directors, including but not limited to: organizing and chairing sessions with our independent directors; working with the Compensation Committee to set performance goals for our Chief Executive Officer and to evaluate the Chief Executive Officer’s performance for the prior year; working with the Chairman to formulate the agenda for Board meetings; acting as a liaison between the Chairman and the Board of Directors; and leading with the Chief Executive Officer an annual discussion of succession planning.

Director Independence

Our Board of Directors has determined that, with the exception of Mr. Minogue, who is our Chief Executive Officer and President, all of the members of our Board of Directors are “independent directors” under the applicable rules of the Nasdaq Stock Market. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Governance and Nominating Committee is an “independent director” under the rules of the Nasdaq Stock Market applicable to such committees.

Jeannine M. Rivet is an employee of UnitedHealth Group, affiliates of which provide reimbursement in certain instances to hospitals who purchase our products. We expect such affiliates to continue to provide reimbursement for our products in the future. Christopher D. Van Gorder is Chief Executive Officer of Scripps Health, which purchased $1,602,025 of our products during the fiscal year ended March 31, 2017. We expect Scripps Health will continue to purchase our products in the future. The Board considered each of these relationships and has determined that the independence of each of Ms. Rivet and Mr. Van Gorder is not affected.

Attendance at Annual Meeting of Stockholders

It is our policy that, to the extent reasonably practicable, Directors should attend our Annual Meeting of Stockholders. All of our Directors who were serving on our Board at the time of our 2016 Annual Meeting of Stockholders attended the meeting.

Board Role in Risk Oversight

Our Board of Directors, as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board of Directors Committees that report on their deliberations to the Board of Directors. The oversight responsibility of the Board of Directors and its committees is enabled by management reporting to the Board of Directors about the identification, assessment and management of critical risks and management’s risk mitigation strategies. We believe that our Board of Directors’ ability to discharge its risk oversight is enhanced by the service of our Chief Executive Officer as Chairman of the Board of Directors and by our institution of the role of Lead Director.

The Board of Directors and its Committees oversee risks associated with their respective principal areas of focus, as summarized below.

Board/Committee	Primary Areas of Risk Oversight

Board of Directors	Strategic, financial and execution risks and exposures associated with the annual operating plan, budget and longer term strategic plan; litigation and regulatory exposures and other current matters that may present material risk to our operations, plans, prospects or reputation; acquisitions and divestitures; and senior management succession planning.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, audit oversight, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Governance and Nominating Committee	Risks and exposures relating to our corporate governance and director succession planning.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Regulatory and Compliance Committee	Risks and exposures associated with our compliance with regulatory and other applicable laws, rules and regulations governing our development, approval and sale of Class III medical device products, both in the U.S. and internationally.

Meetings of the Board of Directors

Board Meetings. Our Board of Directors held four meetings during the fiscal year ended March 31, 2017 and acted by written consent two times. Each of our directors attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees of which he or she was a member held during the fiscal year ended March 31, 2017.

Meetings of Independent Directors. Our independent directors are expected to meet without management present at least twice per year. During the fiscal year ended March 31, 2017, the independent directors held four (4) meetings without management present.

Audit Committee Meetings. Our Board of Directors has an Audit Committee, which is currently composed of Dorothy E. Puhy (Chair), Eric A. Rose and Jeannine M. Rivet. Our Board of Directors has determined that all members of the Audit Committee are financially sophisticated within the meaning of the Nasdaq listing standards and our Board of Directors has also determined that Ms. Puhy, who serves as Chair of the Audit Committee, qualifies as an “Audit Committee financial expert” within the meaning of the applicable SEC rules and regulations. The responsibilities of our Audit Committee are detailed in our Audit Committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In addition, the Audit Committee’s responsibilities include reviewing the adequacy and effectiveness of accounting and financial controls, reviewing our financial reporting practices, meeting with our independent accountants to review the results of the annual audit and quarterly reviews and receiving and reviewing the response of management to any management letter or report from the independent accountants. During the fiscal year ended March 31, 2017, the Audit Committee held six meetings and did not act by written consent.

Compensation Committee Meetings. Our Compensation Committee is currently composed of Paul G. Thomas (Chair), Jeannine M. Rivet and Martin P. Sutter. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director”. The responsibilities of the Compensation Committee are detailed in our Compensation Committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Compensation Committee is responsible for:

•	Reviewing our compensation philosophy and major compensation programs;

•	Reviewing annually our executive compensation program;

•	Establishing the compensation for our Chief Executive Officer and approving the compensation of our executive officers (which is a group broader than our named executive officers);

•

Determining the persons to whom equity awards, including both incentive stock options and non-qualified stock options, restricted stock and restricted stock units will be granted (other than to the extent that the grant of options or full value awards has been delegated by the committee to the Special Stock Award Committee); and

•	Adopting rules and making other determinations with respect to the administration of our equity incentive plans, employee stock purchase plan and 401(k) plan.

During the fiscal year ended March 31, 2017, the Compensation Committee held five meetings and acted by written consent three times.

Governance and Nominating Committee Meetings. Our Governance and Nominating Committee is currently composed of Martin P. Sutter (Chair), Paul G. Thomas and Christopher D. Van Gorder. The responsibilities of the Governance and Nominating Committee are detailed in our Governance and Nominating Committee charter, a copy of which is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Governance and Nominating Committee is responsible for leading the search for individuals qualified to become members of our Board of Directors, including the review of candidates recommended by our Stockholders, recommending to the Board of Directors the composition of each committee of the Board of Directors and reviewing and monitoring the succession plan for the Chief Executive Officer. During the fiscal year ended March 31, 2017, the Governance and Nominating Committee held four meetings and did not act by written consent.

Regulatory and Compliance Committee Meetings. Our Regulatory and Compliance Committee is currently composed of Christopher D. Van Gorder (Chair), Dorothy Puhy and Paul G. Thomas. The responsibilities of the Regulatory and Compliance Committee are detailed in our Regulatory and Compliance Committee charter, a copy of which is available through “Our Company—Corporate Governance” section of our website, located at www.abiomed.com. The Regulatory and Compliance Committee receives regular reports from the Company’s Chief Compliance Officer and is responsible for assisting the Company’s Board of Directors with the oversight of significant healthcare related regulatory and compliance issues by overseeing, evaluating and monitoring the Company’s compliance policies, standards, procedures, systems and initiatives. The Regulatory and Compliance Committee further provides recommendations, reports and guidance to the Board of Directors regarding the Company’s compliance with applicable laws, rules and regulations. During the fiscal year ended March 31, 2017, the Regulatory and Compliance Committee held four meetings and did not act by written consent.

Director Qualification Standards

We do not have any specific, delineated qualifications for the nomination of director candidates. However, the Governance and Nominating Committee does take into account a number of factors, qualifications and skills it deems appropriate. Candidates for membership to our Board of Directors should be individuals who possess the highest personal and professional ethics and integrity and have demonstrated professional achievement and leadership capabilities. The Governance and Nominating Committee seeks candidates with a broad diversity of knowledge, experience and demonstrated expertise in an area or areas of importance to our Company, such as management, finance, marketing, technology, medicine, human resources, public policy and law. The Governance and Nominating Committee also considers traditional diversity factors such as race or gender but has no formal policy, guidelines or procedures with respect to consideration of diversity in the nominating process. All candidates must evidence a commitment to devote the substantial time and energy required of productive Board members.

Majority Voting and Director Resignations

Our Board of Directors has adopted a majority voting policy for uncontested elections of directors (elections in which the number of nominees for election does not exceed the number of directors to be elected). In accordance with the policy, the Board of Directors will nominate for election or re-election only candidates who have tendered an irrevocable resignation that will be effective if in an uncontested election of directors, the nominee for director receives a greater number of votes “withheld” from his or her election than votes “for” his or her election.

If such an outcome were to occur, the Governance and Nominating Committee must promptly consider the resignation offer and recommend to the Board of Directors whether to accept or reject it. The Board of Directors then must act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the Stockholder vote.

The Board of Directors may consider any factors or information it deems relevant. In addition, the Governance and Nominating Committee and the Board of Directors may consider a range of alternatives in determining what action to take, including but not limited to: (a) accepting the resignation; (b) rejecting the resignation; (c) rejecting the resignation to allow the director to remain on the Board of Directors but agreeing that the director will not be nominated for re-election upon expiration of the director’s term; or (d) deferring acceptance of the director’s resignation until the Board of Directors can find a replacement director with the necessary qualifications to fill the vacancy that accepting the resignation would create.

Director Emeritus

Effective as of the 2016 Annual Meeting of Stockholders on August 10, 2016, the Board named Dr. W. Gerald Austen as Director Emeritus of the Company. Prior to serving as Director Emeritus, Dr. Austen served on the Board of Directors for 31 years. In exchange for his service as Director Emeritus, Dr. Austen receives an annual cash retainer equal to the retainer received by other directors, and an additional annual retainer of $5,000 for his participation in meetings of the Governance and Nominating Committee. In addition, Dr. Austen is eligible for equity grants on the same basis as non-employee directors. In connection with Dr. Austen’s transition to Director Emeritus, his restricted stock awards that were outstanding and unvested as of the expiration of his term as a director on August 10, 2016, continue to remain outstanding and eligible to vest according to their terms so long as Dr. Austen continues to serve as Director Emeritus of the Company.

Code of Conduct and Compliance Policy

All of our directors, officers and employees are expected to act ethically, legally and with integrity at all times and are obligated to comply with our Code of Conduct and Compliance Policy, as well as our other policies and standards of conduct. A copy of our Code of Conduct and Compliance Policy is available on our website at http://investors.abiomed.com/corporate-governance.cfm and may also be obtained, without charge, by written request to our Chief Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Communications with Directors

Stockholders and other interested persons may send communications to the directors. Written correspondence should be addressed to the director or directors in care of the Chief Compliance Officer at ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923. Stockholders and other interested persons may also send email to the directors at directors@abiomed.com. Complaints or concerns relating to our financial reporting, accounting, internal accounting controls or auditing will be referred to the Chair of our Audit Committee. Other communications may be referred to the directors as a group, or to an individual director, as appropriate.

Compensation of Directors

Prior to May 24, 2016, each of our non-employee directors was eligible to receive an annual retainer of $45,000 or an equivalent value of our common stock, determined as of the date of grant, at the individual’s option. Effective May 24, 2016, each of our non-employee directors became eligible to receive an annual retainer of $50,000 or an equivalent value of our common stock, determined as of the date of grant, at the individual’s option. Each of our non-employee directors also receives an annual award of restricted stock units covering the equivalent of approximately $200,000 in shares of our common stock, which will vest on the earlier of (i) the first anniversary of the date of grant and (ii) the next annual meeting of Stockholders following the date of grant. Our Lead Director receives an additional $25,000 annually. The Chair of our Audit Committee receives an additional $20,000 annually, the Chair of our Compensation Committee receives an additional $15,000 annually, and the Chair of our Nominating and Governance Committee and the Chair of our Regulatory and Compliance Committee, each receive an additional $10,000 annually. In addition, members of our Audit Committee each receive an additional $10,000 annually, members of our Compensation Committee each receive an additional $7,500 annually, and members of our Nominating and Governance Committee each receive an additional $5,000 annually. If our Board of Directors or any of its Committees has an unusually large number of meetings in any one year, our Board of Directors has the authority to pay each director an additional $1,200 for attendance at meetings of our Board of Directors and $1,000 for attendance at meetings of Committees of our Board of Directors. Similarly, for an unusually large number of meetings in any one year, our Board of Directors has the authority to pay $1,000 to the Chair of our Audit Committee for attendance at meetings of our Audit Committee, $1,000 to the Chair of our Compensation Committee for attendance at meetings of our Compensation Committee, and $1,300 to the Chair of our Nominating and Governance Committee for attendance at meetings of our Nominating and Governance Committee. We made no such additional payments in the fiscal year ended March 31, 2017.

As of May 15, 2017, the annual cash retainer payable to each non-employee director had not changed for the fiscal year ending March 31, 2018. We also have stock ownership guidelines that require each director to beneficially own shares of our common stock with the equivalent value, as of the acquisition date, of at least three times the annual cash retainer for a director. Each director is required to achieve such stock ownership requirements by the later of (i) the Annual Meeting or (ii) five years from the date the person first became a director. All of our non-employee directors other than Ms. Rivet and Mr. Van Gorder, who joined our Board of Directors in February 2016, have met the stock ownership requirement.

It is currently our policy to grant restricted stock units equal to $250,000 of our common stock upon the appointment of a new non-employee director, which award will vest annually over three years.

We also currently have a non-employee director retirement policy that provides for the accelerated vesting of all stock options, restricted stock units and other equity awards held by a non-employee director if he or she permanently ceases his or her service on our Board of Directors by reason of death, disability, or the non-employee director’s retirement following at least five years of service and so long as his or her age plus years of service equals or exceeds 65.

The following table provides information regarding the compensation earned by our non-employee directors with respect to the fiscal year ended March 31, 2017. The compensation of Michael R. Minogue, our Chairman, is reported below under the heading “Executive Compensation.”

Compensation of Non-Employee Directors

for the Year ended March 31, 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
W. Gerald Austen(3)	54,274	199,768	254,042
Dorothy E. Puhy	94,274	199,768	294,042
Jeannine M. Rivet	56,774	199,768	256,542
Eric A. Rose	59,274	199,768	259,042
Martin P. Sutter(4)	66,774	199,768	266,542
Henri A. Termeer(5)	59,274	199,768	259,042
Paul G. Thomas	69,274	199,768	269,042
Christopher D. Van Gorder	61,507	199,768	261,275

(1)	Amounts shown represent the aggregate grant date fair value of 1,619 restricted stock units granted on August 10, 2016 to each non-employee director under the Fourth Amended and Restated 2008 Stock Incentive Plan (the “2008 Plan”). In each case, amounts were computed in accordance with FASB ASC Topic 718, based on the fair market value of the underlying stock on the grant date, disregarding the effect of estimated forfeitures. As required by applicable SEC rules, awards are reported in the table above in the year of grant. As of March 31, 2017, our non-employee directors on that date held the following aggregate numbers of restricted stock unit awards: Dr. Austen (4,199); Ms. Puhy (4,199); Ms. Rivet (3,961); Dr. Rose (4,199); Mr. Sutter (4,199); Mr. Termeer (4,199); Mr. Thomas (4,199); and Mr. Van Gorder (3,691).
(2)	As of March 31, 2017, our non-employee directors on that date held the following aggregate numbers of stock option awards: Dr. Austen (0); Ms. Puhy (40,500); Ms. Rivet (0); Dr. Rose (24,000); Mr. Sutter (61,000); Mr. Termeer (0); Mr. Thomas (0); and Mr. Van Gorder (0).
(3)	Dr. Austen serves as Director Emeritus.
(4)	Mr. Sutter elected to receive all fees payable to him for his service as a director in the fiscal year ended March 31, 2017 in shares of our common stock. As a result, we issued to him (i) 148 shares of our common stock on June 30, 2016, (ii) 131 shares of our common stock on September 30, 2016, (iii) 150 shares of our common stock on December 30, 2016, and (iv) 135 shares of our common stock on March 31, 2017. All shares of common stock granted to Mr. Sutter in the fiscal year ended March 31, 2017 were based on the closing price of our common stock on the date such shares were issued.
(5)	Mr. Termeer passed away on May 12, 2017.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Paul G. Thomas (Chair), Jeannine M. Rivet and Martin P. Sutter. No member of our Compensation Committee is a former or current officer or employee of the Company. Our Lead Director, Dorothy E. Puhy, participates in meetings of the Compensation Committee as described above under “Lead Director.” Mr. Minogue, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding the compensation of executive officers other than himself, including the awards of stock options and restricted stock units, and often participates in the Compensation Committee’s deliberations but does not vote on such matters. None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Certain Relationships and Related-Person Transactions

There were no material related-person transactions in the fiscal year ended March 31, 2017. Under its charter, the Audit Committee of our Board of Directors is responsible for reviewing any proposed related-party transaction, as defined under the rules of the Nasdaq Stock Market, and, if appropriate, approving such transaction. In addition, the conflict of interest section in our Code of Conduct and Compliance Policy provides that specified conflict of interest transactions are prohibited. Examples of these conflict of interest transactions include serving as a director, officer or employee of or consultant to any competitor or any entity that does business with us or having a substantial undisclosed direct or indirect interest in any entity that does business with us. Other than the foregoing, we have no established policies or procedures, written or otherwise, for the review, approval or ratification of transactions with related persons.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of our compensation programs as they relate to our executive officers who are listed in the following compensation tables. For the remainder of this Compensation Discussion and Analysis, we refer to these executive officers as “named executive officers”. Aside from focusing on compensation-related tables and footnotes, this narrative also describes other arrangements and actions taken since March 31, 2017 to the extent such discussion enhances the understanding of our executive compensation for fiscal 2017.

Overview

The Compensation Committee oversees and administers our executive compensation program. The primary objectives of the executive compensation program are:

•	to attract, retain and motivate key executives, and

•	to reward superior financial, strategic and operational performance that is achieved in a manner consistent with our team-oriented values and corporate goals.

The compensation of our named executive officers in fiscal 2017 consisted of base salary, cash bonus, the grant of equity incentives and participation in benefit plans generally available to all employees. The largest component of our named executive officers’ annual compensation program is equity incentives, followed by, depending on the individual, cash bonuses or base salary. We believe this practice to be consistent with our philosophy of tying executive compensation to our performance, while also rewarding our named executive officers for exceeding expectations. As of March 31, 2017, the outstanding equity incentive awards held by our named executive officers consisted of stock options, and time-based and performance-based restricted stock units.

The following table shows a list of our named executive officers, along with their positions in the Company:

Named Executive Officer	Position
Michael R. Minogue	President, Chief Executive Officer and Chairman of the Board
Michael J. Tomsicek	Vice President, Chief Financial Officer and Treasurer
David M. Weber	Chief Operating Officer
William J. Bolt	Senior Vice President, Global Quality, Regulatory and Clinical Operations
Michael G. Howley	Vice President and General Manager, Global Sales

Our named executive officers are assessed and rated annually on a scale of 1 (low) to 4 (high) on the basis of demonstrated results relative to pre-established goals, as well as subjective leadership qualities. The rating that a named executive officer receives each year generally has a direct and material impact on the cash bonus, stock option and restricted stock unit grants that such officer receives, as well as his annual increase in base salary.

Effect of 2016 Say-On-Pay Vote

At our 2016 Annual Meeting of Stockholders, we continued to receive substantial support for our executive compensation program, with approximately 89% of the votes cast (excluding broker non-votes) for approval of our annual “say-on-pay” proposal. Our Compensation Committee believes these results convey positive Stockholder support for its decisions on executive compensation and that the Company’s executive compensation program is aligned with our stated compensation philosophy and objectives. The Compensation Committee is committed to regularly reviewing, assessing and, when appropriate, adjusting the Company’s compensation programs based on feedback from our Stockholders, best practices, and compensation trends. In particular, the Compensation Committee continues to evaluate the performance-based restricted stock unit component of our executive compensation program, which it currently believes reflects and reinforces our pay-for-performance philosophy.

In fiscal 2017, the Compensation Committee reviewed the best practices, compensation trends and the results from our “say-on-pay” proposal at last year’s Annual Meeting of Stockholders. The Compensation Committee was satisfied that our existing compensation programs further our pay-for-performance philosophy, and, accordingly, did not recommend any significant adjustments for fiscal 2017.

Highlights of Fiscal 2017 Performance

Fiscal 2017 was a strong year for ABIOMED, with the Company succeeding on critical metrics such as the number of supported patients, regulatory approvals, revenue, profits, market capitalization, publications, expanding our international business, and solidifying our position with respect to clinical guidelines and intellectual property. Highlights of our fiscal 2017 performance include:

•

U.S. Food and Drug Administration (“FDA”) pre-market approval in April 2016 of the Impella 2.5 ®, Impella CP ®, Impella 5.0 ®, and Impella LD ® heart pumps to provide treatment of ongoing cardiogenic shock.

•

Received Pharmaceuticals and Medical Devices Agency, or PMDA, approval in September 2016 from the Japanese Ministry of Health, Labor & Welfare for the Impella 2.5 and Impella 5.0 heart pumps to provide treatment of drug-resistant acute heart failure.

•	Expanded FDA approval in December 2016 of the Impella CP device to treat elective and urgent patients undergoing high risk percutaneous coronary intervention (PCI) procedures.

•	We maintained our debt-free balance sheet and grew cash and marketable securities by $64.0 million to $277.1 million at March 31, 2017.

•	Launch of the Impella Quality Assurance Program in March 2017, the largest database of real-world, observational data concerning the treatment of high-risk PCI and cardiogenic shock patients.

•	Significant investment in capital expansion of manufacturing and office space in U.S., Germany and Japan.

•	Operating margin of 20.2% in fiscal 2017 compared to 19.8% in fiscal 2016.

•	Total revenue for fiscal 2017 of $445.3 million, an increase of 35% over fiscal 2016.

•	For fiscal 2017, GAAP net income was $52.1 million, or $1.17 per diluted share.

Detailed in the balance of this Compensation Discussion and Analysis section is the effect of this exceptional performance on the pay of our NEOs for fiscal 2017.

Compensation Consultants and Peer Groups

To assist us in making compensation decisions in fiscal 2017, including salary increases and our decisions about equity incentive compensation, we continued to be advised through April 2017, and then on an as-needed, transitional basis through June 2017, by the compensation consultant Radford, an Aon Hewitt Company—a division of Aon Corporation (“Radford”), who has been engaged by the Compensation Committee. Beginning in April, 2017, the Compensation Committee engaged Willis Towers Watson (“Willis”) as its compensation consultant.

We evaluated peer group data provided to us by our compensation consultant for comparative purposes for fiscal 2017, and decided on the following peer group of 19 companies.

Abaxis Global Diagnostics	Haemonetics Corp.	Natus Medical Inc.
Align Technology	Hologic Inc.	NuVasive, Inc.
Cantel Medical Corp.	ICU Medical Inc.	NxStage Medical
CONMED Corp.	Inogen Inc.	Penumbra Inc.
DexCom, Inc.	Integra Life Sciences	ResMed Inc.
Edwards Life Sciences Corp.	Masimo Corp.
Globus Medical, Inc	Merit Medical Systems, Inc.

These companies were included in our peer group because they are all in the healthcare equipment and supplies industry and were chosen based on having similar employee size, revenues, and market capitalization. We also looked at competitive market data from the Radford Global Life Sciences Survey, effective as of January 15, 2017, focusing on U.S. publicly traded medical device companies with annual revenue between $150 million and $2.0 billion, a median headcount of 1,200, and median annual revenue of $396 million, to compare market compensation levels for each element of our compensation.

We generally strive for base salaries to be competitive with the market represented by our peer group and broader market survey data. Performance-based compensation consisting of a cash bonus and equity incentives provides an opportunity for total compensation to exceed the market should performance warrant. We believe that the target performance metrics for our annual cash bonuses and performance-based equity awards are rigorous goals that will only be achieved with strong performance.

Compensation Program Elements

Base Salary

We pay each of our named executive officers a base salary to provide a baseline level of compensation that is both competitive with the external market and commensurate with each employee’s past performance, experience, responsibilities and skills. We generally target base salaries for our named executive officers around the 50th percentile of our external market peers, as described above, and then make adjustments based on the factors described above. The Chief Executive Officer recommended (for named executive officers other than himself) and the Compensation Committee approved base salary increases for fiscal 2017 for all of our named executive officers, other than Mr. Minogue, in the range of 3% to 8%, based on performance and the prior year’s salary relative to external market compensation. For our named executive officers other than Mr. Minogue, the percentage increase directly corresponded to the named executive officer’s overall performance ranking of 1 to 4 (as described in more detail under “Cash Bonus” below). Factors taken into account for Mr. Minogue’s 3% base salary increase included a review of peer group and survey data and an assessment of his and the Company’s performance. For fiscal 2018, our Compensation Committee recently approved increases to the base salary of all of our named executive officers in the range of 3% to 11%.

Cash Bonus

We maintain an annual cash bonus program, the purpose of which is to motivate and reward the attainment of our annual financial, strategic and operational goals as well as the attainment of individual goals. For each named executive officer, other than Mr. Minogue, 70% of the executive’s fiscal 2017 target bonus opportunity was based on achievement of corporate goals related to the executive’s responsibility, and 30% was based on a subjective assessment of the executive’s overall individual performance, based on factors including professional competency, work efforts, leadership, flexibility, commitment to the Company’s Code of Ethics, and integrity. The Compensation Committee has complete discretion in determining Mr. Minogue’s annual bonus, which historically has been determined based on Company performance goals.

Company performance goals are developed by our Chief Executive Officer, Mr. Minogue, in consultation with other members of senior management and presented to our Board of Directors for review on an annual basis. Individual performance goals for our named executive officers, other than Mr. Minogue, are established by Mr. Minogue and discussed with the Compensation Committee.

Actual cash bonus awards can range from zero to more than target levels, depending on the degree to which the Company and the executive achieve the performance goals for the particular year. Based on Company and individual performance against specified goals, the assessment of an executive’s leadership, and an executive’s base salary relative to market, total cash compensation (salary and bonus) is generally targeted above the market represented by our peer group and broader market survey data. We believe this positioning is justified given the rigorous performance goals under the program.

For all named executive officers, annual cash bonus opportunities for fiscal 2017 were targeted at a level that represented a meaningful portion of each executive’s current base salary. For fiscal 2017, target bonus opportunities for our named executive officers were as follows:

Named Executive Officer	Target Bonus Opportunity as a % of Base Salary
Mr. Minogue	120%
All other Named Executive Officers	60% – 70%

For fiscal 2017 bonuses, the goals selected were intended to strike a balance among fiscal, strategic and operational performance. The performance goals varied depending on each executive’s duties and responsibilities and were weighted according to the importance of the goal to our overall strategic objectives for the fiscal year. Company performance goals for fiscal 2017 included revenue growth, as described below, improving customer satisfaction, and patient outcomes with product quality, training and clinical support, accelerating education and awareness of protected PCI and cardiogenic shock treatment, executing on clinical and regulatory processes to launch Impella in Japan, optimize global cVAD Registry™ and complete Impella RP FDA pre-market approval application, and maintaining regulatory compliance and operational predictability. The Compensation Committee believes that the selected goals were challenging for the management team and the Company to achieve. The Compensation Committee believes that the challenging nature and the selection of performance goals most effectively align management incentives with enhancement of long-term Stockholder value.

At the end of each fiscal year, each named executive officer is evaluated on a scale of 1 through 4 for each Company goal and is evaluated on a scale of 1 through 4 based on a subjective assessment of his individual performance, as described above. The revenue targets used in the rating system for all named executive officers for fiscal 2017 ranged from a rating of 1 for revenue below $428.0 million (growth of less than 30% over fiscal 2016), a rating of 2 for revenue of $428.0 million to $445.0 million (growth of 30% to less than 35% over fiscal 2016), a rating of 3 for revenue of $445.0 million to $461.0 million (growth of 35% to less than 40% over fiscal 2016) and a rating of 4 for revenue above $461.0 million (growth of 40% or more over fiscal 2016). These goals are generally set so that the expected outcome would be a 2 or 3 rating, with a 4 rating being very difficult to achieve.

For fiscal 2017, an average rating (with Company performance goals weighted at 70%, and individual goals weighted at 30%) of 2 or 3 resulted in a recommendation of 100% or 110%, respectively, of bonus target for our named executive officers other than Mr. Minogue. These recommendations, however, are not formulaically determined at the beginning of the year. The rating system is a method for determining fiscal year performance against set goals, but the bonus payments are still discretionary (i.e., while performance ratings and actual bonus payouts are correlated, the ultimate bonus amounts are based on a subjective review of Company and individual performance). Bonuses for named executive officers other than the Chief Executive Officer are recommended by Mr. Minogue, but the Compensation Committee has the discretion to alter actual bonus awards from the Chief Executive Officer’s recommendation, either up or down. In addition, the Compensation Committee has complete discretion in determining Mr. Minogue’s annual bonus, which historically has been determined based on Company performance.

For fiscal 2017, the Compensation Committee endorsed, and did not alter, the bonus amounts proposed by the Chief Executive Officer for the other named executive officers. Actual bonus awards made to our named executive officers other than Mr. Minogue for fiscal 2017 ranged from approximately 100% to 110% of the officer’s target bonus, with an average award equal to approximately 107% of the target bonus. Mr. Minogue was awarded 120% of his target bonus, based primarily on overall Company performance, including obtaining PMA approval of Impella 2.5, Impella CP, Impella 5.0, and Impella LD for cardiogenic shock, and strong performance as measured by the Company’s revenue growth, improved profitability and stock price appreciation. These variations from target were reflections of each individual’s degree of success in meeting his performance goals as well as his contribution to meeting our objectives for the year.

Equity Incentives

We offer equity incentives to the majority of employees to foster a culture of ownership, align compensation with Stockholder interests and promote long-term retention and affiliation with the organization. Each year, the Compensation Committee determines the types and sizes of awards to be used for delivering such incentives. In doing so, the Compensation Committee considers the ability of each type and size of award to achieve key compensation objectives (such as employee retention, motivation and attraction), the needs of the business, competitive market practices, dilution and expense constraints, as well as tax and accounting implications.

Since 1998, we have made our annual merit equity grants in conjunction with our annual performance appraisal process, which takes place after the close of our fiscal year, typically in May or June of each year. Establishing a consistent annual grant pattern has allowed us to incorporate the results of our internal performance reviews and rankings. The date of each annual merit grant is the date upon which the Compensation Committee approves the individual grants. It has been our practice to hold this Compensation Committee meeting after the announcement of year-end results. Consistent with our historical stock option grant practice, the exercise price of stock options granted as part of the annual merit grant is the closing price of our common stock on the date of grant. Stock options granted to new hires are ordinarily granted and priced on a date shortly after the date of hire. To further align the interests of our executives with our long-term interests and those of our Stockholders, the Compensation Committee takes a portfolio approach to equity incentive awards targeted in total at approximately the market 75th percentile relative to our peer group and broader market survey data, with a core annual grant targeted at the market 50th percentile split equally between time-vested stock options and time-vested restricted stock units, and a stretch to the market 75th percentile through time- and performance-vested restricted stock units. The Compensation Committee takes this approach because it believes that equity compensation that vests over time, in combination with performance-vesting equity awards that are based on the achievement of revenue targets and other important performance goals (e.g., regulatory approval of our key products), provides strong retention value, incentivizes our executives to achieve key performance goals and aligns their interests with those of our Stockholders.

For fiscal 2017, the Compensation Committee approved for our named executive officers stock options and restricted stock unit awards, some with time-based vesting and others with both time- and performance-based vesting. In determining the number of stock option and restricted stock unit awards to grant our named executive officers for fiscal 2017, the Compensation Committee generally followed a process similar to that employed for prior fiscal years, but, as described further below, granted a supplemental performance-based restricted stock unit award to Mr. Minogue. The Compensation Committee approved stock option and restricted stock unit awards based on individual performance rankings for fiscal 2016 in an effort to ensure that top-performing employees receive larger awards to reward them for their performance. The Compensation Committee believes that the use of performance-based awards together with time-based awards in the form of stock options and restricted stock units allows us to effectively retain and reward those employees who have the potential to make the greatest contributions to our long-term success.

Each named executive officer received a stock option grant that is subject to time-based vesting over three years, with one-third vesting on each anniversary of the date of grant. Each of our named executive officers also received a restricted stock unit grant for fiscal 2017 that is subject only to time-based vesting over three years, with one third vesting on each anniversary of the date of grant.

Each of our named executive officers also received a restricted stock unit grant for fiscal 2017 that is subject to both time- and performance-based vesting. Upon grant, the percentage of each award eligible to performance-vest was to be determined based on the level of fiscal 2017 revenue. In March, 2017, the Compensation Committee modified the performance-based vesting requirements of these awards, except for the grant to Mr. Minogue, to measure both the level of the Company’s fiscal 2017 revenue and amounts that resulted from invoices or orders that were placed, but not reflected in fiscal 2017 revenue. The Compensation Committee believes that such one-time modification was appropriate because the number of invoices or orders that were placed in fiscal 2017, but not reflected in fiscal 2017 revenue, were higher than in previous fiscal years, and the Compensation Committee believes that the modification took into account the named executive officer’s efforts in generating customer orders in fiscal year 2017. None of the shares would performance-vest if fiscal 2017 revenue was less than $434 million, a ratable amount between 50% and 100% would vest at revenues between $434 million and $441 million, a ratable amount between 100% and 150% would vest at revenues between $441 million and $448 million, and a ratable amount between 150% and 200% would vest at revenues between $448 million and $455 million. Once the Company’s revenue amount for fiscal 2017 was published, and the number of shares covered by the award was determined, one-third of the shares immediately time vested and half of the remaining shares became eligible to time vest on each of the second and third anniversaries of the date of grant. During fiscal 2017, our revenues earned were $445.3 million, which resulted in approximately 131% of the shares subject to the restricted stock unit award to Mr. Minogue performance vesting, and after accounting for the March 2017 modification, resulted in the performance vesting of approximately 149% of the shares subject to the restricted stock unit awards granted to each of our other named executive officers. One-third of the earned restricted stock units have time vested and the remaining units will be eligible to vest on May 24, 2018 and May 24, 2019.

In addition, Mr. Minogue was granted a supplemental time- and performance-based restricted stock unit award in fiscal 2017. This supplemental award was granted to restore the intended value and design of Mr. Minogue’s fiscal 2016 time- and performance-based restricted stock unit award due to a forfeiture of a portion of his fiscal 2016 award by reason of individual annual limitations on awards under the terms of our 2008 Plan as required by certain tax rules. The primary objectives of this supplemental grant were to:

•

Restore Mr. Minogue’s full opportunity to be rewarded for exceptional performance over the original performance period of his fiscal 2016 award based on the same Total Stockholder Return metrics plus an additional net profits goal;

•

Recognize the executive’s outstanding performance, as evidenced by the growth in Stockholder value, specifically the Company’s share price appreciation of over 500% during the last five years of Mr. Minogue’s tenure;

•	Align equity compensation to motivate the executive to establish Company performance objectives to create long-term Stockholder value; and to

•	Create an incentive for the executive to remain with the Company during the next stage in the Company’s development.

Many alternative design frameworks and award features were considered including a variety of metrics (revenue growth, profitability, scientific milestones, absolute total Stockholder return (“TSR”) and relative TSR). Given the focus on Stockholder value creation, the program design ultimately selected was a relative TSR program with upside opportunity for extraordinary performance.

Based on these objectives, the award will only become eligible to vest if the Company achieves positive net profits measured in the aggregate over the first four fiscal quarters that commence following the grant date of November 14, 2016. If achieved, the award will be eligible to vest based on the Company’s TSR as compared with that of the companies in the Standard & Poor’s Health Care Equipment Select Industry Index measured over a three-year period ending June 15, 2018 (0%, or a ratable amount up to 100% of the underlying restricted stock units). One half of the units are earned based on performance vesting on the date the Compensation Committee determines the Company’s relative TSR and the remaining half of the earned units will vest one year thereafter, subject to continued employment through such date.

Payout will only occur if TSR is positive and the Company outperforms the industry in terms of stock price performance (at or above the median TSR for the index). The performance criteria for the November 2016 TSR award are as follows:

Company’s TSR Percentile Rank	Percentage of RSUs Vesting
TSR Percentile Rank < 89.21st percentile or if the Company’s total Stockholder return is negative	No RSUs vest
TSR Percentile Rank = 90th percentile	7.4% of the RSUs will vest
TSR Percentile Rank > or = 95th percentile	100% of the RSUs will vest

If the TSR Percentile Rank falls between two of the percentiles described above, the percentage of the RSUs that vest will be based on a straight-line interpolation between the two groupings.

The Compensation Committee recently made our annual equity grants for fiscal 2018. The grants made for fiscal 2018 were as follows:

Equity Vehicle	Vesting Criteria	Vesting Schedule
Stock options	Time-based	33-1/3% annually
Performance-based RSUs	Performance-based	*
Time-based RSUs	Time-based	33-1/3% annually

*	Fiscal 2018 revenue performance will determine the percentage of the target award that will be eligible to time vest (0%, or a ratable amount from 50% to 200% of the underlying restricted stock units). The date that fiscal 2018 earnings are published will determine the number of awards eligible to time vest and 33-1/3% vest on each of the first, second and third anniversaries of the date of grant.

Other Compensation

The amounts shown in the Summary Compensation Table under the heading “All Other Compensation” represent the value of certain other compensation received, which is described in detail in the accompanying footnotes. Our Chief Executive Officer and other named executive officers received the following benefits in fiscal 2017:

•	Matching contributions to our 401(k) plan, which are available to substantially all of our employees;

•	Life insurance premiums; and

•	Long-term disability insurance premiums.

We do not believe in granting excessive perquisites to our executives other than the life insurance and long-term disability insurance premiums, which we believe represent typical elements of executive compensation. We do not offer our executives any additional perquisites. In addition, our named executive officers are entitled to certain benefits in connection with certain terminations of employment and/or in connection with a change of control, as further described in “Agreements with Named Executive Officers.”

Stock Ownership Guidelines

Effective June 29, 2015, our Board of Directors has adopted stock ownership guidelines for our executive officers. Under these guidelines, our Chief Executive Officer will be required to hold shares of our common stock equal to at least three times his annual salary, and our other executive officers will be required to hold shares of our common stock equal to at least one time his or her annual salary. We plan to review our ownership guidelines on a regular basis to ensure they align with peer group norms and governance best practices and that they remain appropriate in light of our annual equity award levels. Each executive officer will be required to meet these ownership levels by the later of June 29, 2020 or five years after the date he or she was initially designated an executive officer of the Company. Each of our named executive officers met the stock ownership requirement as of the last day of fiscal 2017.

Recoupment of Compensation

Our Board of Directors adopted a recoupment (clawback) policy, effective June 29, 2015, covering executive officers of the Company. The policy provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws, the Compensation Committee may seek reimbursement of any cash- or equity-based bonus or other incentive compensation paid or awarded to the officer or effect cancellation of previously granted equity awards to the extent the bonus or incentive compensation was based on erroneous financial data and was in excess of what would have been paid to the executive officer under the restatement.

Tax Implications

Section 162(m) generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. However, compensation that qualifies as “performance-based compensation” is not subject to this limitation on deductibility. Performance-based compensation generally includes only payments that are contingent upon the achievement of pre-established performance objectives, and excludes any fixed or guaranteed payments.

The Compensation Committee considers the impact of the deductibility rules in developing and administering our compensation programs. However, this consideration is balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. Accordingly, because our compensation objectives are not always consistent with the requirements for full deductibility, we have entered, and may in the future enter, into compensation arrangements under which payments are not deductible under Section 162(m).

On May 13, 2015, the Compensation Committee adopted a policy not to provide tax gross-ups under Sections 280G and 4999 of the Code in new employment agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the contents of the Compensation Discussion and Analysis set forth above. Based on its review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2017.

Compensation Committee

Paul G. Thomas (Chair)

Martin P. Sutter

Jeannine M. Rivet

Summary Compensation

The following table provides a summary of all compensation earned with respect to fiscal 2017, 2016, and 2015 by Michael R. Minogue, our President, Chief Executive Officer and Chairman of our Board, Michael J. Tomsicek, our Chief Financial Officer and Treasurer, and our three most highly compensated executive officers other than our Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of our most recently completed fiscal year.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)

Michael R. Minogue	2017	648,748	9,405,482	1,230,910	934,197	12,219,337
President, Chief Executive	2016	629,853	16,151,928	955,189	1,284,900	19,021,870
Officer and Chairman of the Board	2015	537,876	3,135,525	746,181	968,177	5,387,759

Michael J. Tomsicek	2017	360,500	1,399,470	201,789	216,300	2,178,059
Vice President, Chief	2016	350,000	1,688,750	671,143	231,000	2,940,893
Financial Officer and Treasurer

David M. Weber	2017	382,616	1,802,019	282,504	267,831	2,734,970
Chief Operating Officer	2016	364,396	4,453,771	272,911	357,108	5,448,186
	2015	350,381	657,275	131,679	294,320	1,433,655

William J. Bolt	2017	330,855	1,399,470	201,789	236,561	2,168,675
Senior Vice President,	2016	306,348	861,250	163,747	257,332	1,588,677
Global Operations	2015	294,565	646,500	131,679	212,087	1,284,831

Michael G. Howley	2017	334,912	1,399,470	322,862	239,462	2,296,706
Vice President and General Manager,	2016	318,964	861,250	136,456	290,257	1,606,927
Global Sales	2015	306,696	366,350	219,465	239,223	1,131,734

(1)	Amounts shown represent the aggregate grant date fair value of awards of restricted stock units made to the named executive officer in the year indicated (for each named executive officer, other than Mr. Minogue, amounts shown include the incremental fair value of a modification made in March 2017 to performance-based restricted stock units, and, in the case of Mr. Minogue, amounts shown include the incremental fair value of a modification to certain of Mr. Minogue’s restricted stock unit awards made in December 2015), computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. As required by applicable SEC rules, stock awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 9 to our consolidated financial statements for our fiscal year ended March 31, 2017, included in our Annual Report on Form 10-K for the year ended March 31, 2017. For fiscal 2015 the grant date fair value of performance-based awards assumed performance at the target payout level. For fiscal 2016 and fiscal 2017, the grant date fair value of performance-based awards assumed performance at the maximum payout level, with the exception of certain performance-based restricted stock unit awards granted to Mr. Minogue and Dr. Weber in fiscal 2016, and to Mr. Minogue in fiscal 2017, that will vest based on the Company’s Total Stockholder Return, or TSR, relative to the TSR of the companies in the S&P Health Care Equipment Select Industry Index over a three-year period, which assumed performance at the target payout level. The grant date fair value of performance-based awards at the maximum payout level for fiscal 2015 was $3,049,325 for Mr. Minogue, $630,338 for Dr. Weber, $614,175 for Mr. Bolt, and $323,250 for Mr. Howley. The grant date fair value of the performance-based TSR awards at the maximum payout level for fiscal 2016 was $24,707,970 for Mr. Minogue and $9,883,188 for Dr. Weber. The grant date fair value of the performance-based TSR award at the maximum payout level for fiscal 2017 was $2,597,451 for Mr. Minogue.

(2)	Amounts shown represent the aggregate grant date fair value of option awards made to the named executive officer, computed in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. Fair value is calculated using the Black-Scholes value on the grant date. As required by applicable SEC rules, awards are reported in the year of grant. The underlying valuation assumptions are discussed in Note 9 to our consolidated financial statements for our fiscal year ended March 31, 2017, included in our Annual Report on Form 10-K for the year ended March 31, 2017.
(3)	Reflects amounts that were earned under our annual cash bonus plan for fiscal 2015, fiscal 2016 and fiscal 2017 performance and that were determined and paid during the first quarter of each following fiscal year.

Plan-Based Awards

The following table provides information regarding grants of plan-based awards to the named executive officers during fiscal 2017.

Grants of Plan-Based Awards

for Fiscal 2017

Name	Grant Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Target ($)(2)	Target (#)(4)	Maximum (#)(3)
Michael R. Minogue	5/24/2016	778,498
	5/24/2016					30,500	99.62	1,230,910
	5/24/2016		28,670	57,340	11,000			6,808,031
	11/14/2016		41,526	41,526				2,597,451
Michael J. Tomsicek	5/24/2016	252,350
	5/24/2016					5,000	99.62	201,789
	5/24/2016		5,500	11,000				1,095,820
David M. Weber	5/24/2016	267,831
	5/24/2016					7,000	99.62	282,504
	5/24/2016		7,000	14,000				1,394,680
William J. Bolt	5/24/2016	198,513
	5/24/2016					5,000	99.62	201,789
	5/24/2016		5,500	11,000				1,095,820
Michael G. Howley	5/24/2016	217,693
	5/24/2016					8,000	99.62	322,862
	5/24/2016		5,500	11,000				1,095,820

(1)	Reflects the dates on which the Compensation Committee approved the target fiscal 2017 annual cash bonus awards or the grants of restricted stock units. No named executive officer paid any amount to us in consideration for the grant of any stock options or restricted stock units.
(2)	Represents potential target payouts set at the beginning of the fiscal year under our annual cash bonus program. The amounts actually paid with respect to fiscal 2017 are reported in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” There are no established thresholds or maximums with respect to our annual cash bonuses.
(3)

The grants on May 24, 2016 to Messrs. Minogue, Tomsicek, Weber, Bolt, and Howley represent shares of our common stock subject to restricted stock unit awards granted under our 2008 Plan, subject to vesting based on the achievement of revenue goals for fiscal 2017. The grant on November 14, 2016 to Mr. Minogue was made under our 2008 Plan and vests based on the Company’s TSR relative to the TSR of the companies in the S&P Health Care Equipment Select Industry Index over a three-year period and the executive’s continued employment with us.
(4)	Represents shares of our common stock subject to restricted stock unit awards granted under our 2008 Plan that are subject to time-based vesting over three years.
(5)	Represents options to purchase shares of our common stock granted under our 2015 Plan that are subject to time-based vesting over three years.
(6)	Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown reflect the grant date fair values of the awards computed in accordance with FASB ASC Topic 718. For stock options, fair value is calculated using the Black-Scholes value on the grant date. In calculating these values, we used the assumptions described in Note 9 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC for the year ended March 31, 2017. The grant date fair value of performance-based restricted stock units is determined based on the probable outcome of the performance conditions associated with the awards. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The actual amount of compensation that may be earned by the named executive officer will depend on the extent to which the awards vest and the price of our common stock at the time of exercise or vesting.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by the named executive officers on March 31, 2017.

Outstanding Equity Awards

on March 31, 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested(#)(2)	Market Value of Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested($)(3)
Michael R. Minogue					90,167	11,325,959	288,040	36,062,608
	105,000	—	10.03	6/3/2020
	100,000	—	22.44	5/22/2022
	63,750	21,250	23.15	5/14/2023
	56,666	28,334	21.55	5/14/2024
	11,666	23,334	66.25	5/13/2025
	—	30,500	99.62	5/24/2026

Michael J. Tomsicek	6,250	18,750	67.55	7/15/2025	18,467	2,312,068	11,000	1,377,200
	—	5,000	99.62	5/24/2026

David M. Weber	21,250	—	5.86	5/28/2019	19,584	2,451,917	106,280	13,306,256
	50,000	—	10.03	6/3/2020
	25,000	—	22.44	5/22/2022
	17,250	5,750	23.15	5/14/2023
	10,000	5,000	21.55	5/14/2024
	3,333	6,667	66.25	5/13/2025
	—	7,000	99.62	5/24/2026

William J. Bolt	—	5,000	23.15	5/14/2023	15,634	1,957,377	11,000	1,377,200
	—	5,000	21.55	5/14/2024
	2,000	4,000	66.25	5/13/2025
	—	5,000	99.62	5/24/2026

Michael G. Howley	25,000	—	22.44	5/22/2022	17,801	2,228,685	11,000	1,377,200
	18,750	6,250	23.15	5/14/2023
	16,666	8,334	21.55	5/14/2024
	1,666	3,334	66.25	5/13/2025
	—	8,000	99.62	5/24/2026

(1)	The stock options with an exercise price of $23.15, and $67.55 vest 25% annually over four years on each anniversary of the date of grant. The stock options with an exercise price of $21.55, $66.25, and $99.62 vest 33-1/3% annually over three years on each anniversary of the date of grant.

(2)	Represents the following number of time-based restricted stock units that were eligible to vest on May 14, 2017 (and did vest), subject to the executive’s continued employment through such date: Mr. Minogue, 8,167 restricted stock units; Mr. Bolt, 1,667 restricted stock units; Dr. Weber, 1,667 restricted stock units; and Mr. Howley, 2,334 restricted stock units. Represents the following number of time-based restricted stock units, half of which were eligible to vest on May 13, 2017 (and did vest) and half of which are eligible to vest on May 13, 2018, subject to the executive’s continued employment through each such date: Mr. Minogue, 8,000 restricted stock units; Mr. Bolt, 1,667 restricted stock units, Dr. Weber, 2,667 restricted stock units; and Mr. Howley, 1,667 restricted stock units. Represents the following number of time-based restricted stock units, one third of which were eligible to vest on May 24, 2017 (and did vest), and one third of which are eligible to vest on each of May 24, 2018, and May 24, 2019, subject to the executive’s continued employment through each such date: Mr. Minogue, 11,000 restricted stock units; each of Messrs. Bolt, Howley, and Tomsicek, 1,800 restricted stock units; and Dr. Weber, 2,500 restricted stock units. Represents 16,667 time-based restricted stock units granted to Mr. Tomsicek, half of which are eligible to vest on each of July 15, 2017, and July 15, 2018, subject to his continued employment through each such date. Represents the following number of restricted stock units that performance vested based on fiscal 2015 revenue and were eligible to time vest (and did vest) on May 14, 2017, subject to the executive’s continued employment through such date: Mr. Minogue, 20,500 restricted stock units; Mr. Bolt, 3,500 restricted stock units; Dr. Weber, 3,750 restricted stock units; and Mr. Howley, 5,000 restricted stock units. Represents the following number of restricted stock units that performance vested based on fiscal 2016 revenue, half of which were eligible to time vest on May 13, 2017 (and did vest) and half of which are eligible to time vest on May 13, 2018, subject to the executive’s continued employment through such date: Mr. Minogue, 42,500 restricted stock units; Mr. Bolt, 7,000 restricted stock units; Dr. Weber, 9,000 restricted stock units; and Mr. Howley, 7,000 restricted stock units.
(3)	The market value of unvested shares of restricted stock units is based on $125.20, the closing market price of our common stock on March 31, 2017, the last trading date of fiscal 2017.
(4)	Represents the following number of restricted stock units that are eligible to performance vest (assuming maximum payout) based on the Company achieving total shareholder return as compared with that of companies in the S&P Health Care Equipment Select Industry Index measured over a three-year period, subject to the executive’s continued employment through the determination date of the total shareholder return for one half of the units that performance vest and the first anniversary of such date for the second half of the performance units that vest: Mr. Minogue, 189,174 restricted stock units; and Dr. Weber, 92,280 restricted stock units. Represents 41,526 restricted stock units that may be eligible to performance vest if certain net profit measurements are achieved as of December 31, 2017, and if achieved, will be eligible to performance vest based on the Company achieving total shareholder return as compared with that of companies in the S&P Health Care Equipment Select Industry Index measured over a three-year period, subject to the executive’s continued employment through the determination date. With respect to Mr. Minogue, represents the following number of restricted stock units that were eligible to performance vest based on fiscal 2017 revenue, with one third of those performance vesting becoming eligible to time vest on May 24, 2017, and one third of which are eligible to time vest on each of May 24, 2018 and May 24, 2019, subject to the executive’s continued employment through each such date. Following the close of fiscal 2017, it was determined that the following number of restricted stock units performance vested and became eligible to time vest: Mr. Minogue, 37,483 restricted stock units; each of Messrs. Bolt, Howley, and Tomsicek, 8,198 restricted stock units; and Dr. Weber, 10,434 restricted stock units.

Option Exercises and Vesting of Stock

The following table provides information regarding the exercise of stock options by our named executive officers and shares acquired upon the vesting of restricted stock unit stock awards held by them during fiscal 2017.

Option Exercises and Stock Vested during Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael R. Minogue	91,783	11,658,683	137,019	14,633,583
Michael J. Tomsicek	—	—	8,333	981,461
David M. Weber	98,250	9,906,088	20,300	1,933,387
William J. Bolt	30,000	3,116,580	16,155	1,538,151
Michael G. Howley	30,000	3,244,168	19,519	1,854,636

(1)	The value realized on exercise of stock option awards is based on the closing market price of our common stock on the date of exercise of the option award.
(2)	The value realized on vesting of stock awards granted prior to May 5, 2016 is based on the closing market price of our common stock on the date of vesting of the stock award. The value realized on vesting of stock awards granted on or after May 5, 2016 is based on the closing market price of our common stock on the date prior to vesting.

Arrangements with Named Executive Officers

Employment Agreements. On April 5, 2004, we entered into an employment agreement with Michael R. Minogue in which we agreed to employ Mr. Minogue as our President and Chief Executive Officer, reporting to our Board of Directors. The agreement initially provided for an annual salary of $325,000 for the fiscal year ended March 31, 2005, and a target bonus for such fiscal year of up to $325,000. Mr. Minogue’s employment agreement also provides that our Compensation Committee will review Mr. Minogue’s salary and target bonus on an annual basis. In addition, pursuant to the employment agreement, Mr. Minogue was granted options to purchase 400,000 shares of our common stock on his date of hire. The agreement also provides for, among other things, certain vacation, life insurance and other benefits to Mr. Minogue. The employment agreement has an indefinite term, and is terminable by either party by notice to the other. On May 15, 2017, Mr. Minogue’s salary was increased to $717,515. Mr. Minogue’s current target bonus is 130% of his base salary. Salary is payable in semi-monthly installments in accordance with our practice.

On May 26, 2015, we entered into an offer letter agreement with Michael J. Tomsicek to become our Vice President and Chief Financial Officer, commencing July 15, 2015. The offer letter provided that Mr. Tomsicek would receive a starting salary of $350,000. The offer letter provided that Mr. Tomsicek would be granted 25,000 options to purchase shares of our common stock, vesting over four years, and 25,000 restricted stock units, vesting over three years, subject in each case to approval by our Compensation Committee. In addition, Mr. Tomsicek is eligible for an annual bonus with a target pay-out of $210,000 under the offer letter. On May 15, 2017, Mr. Tomsicek’s base salary was increased to $378,525. Mr. Tomsicek’s current target bonus is 60% of his base salary. Under the offer letter agreement, the Company committed to entering into a change of control agreement with Mr. Tomsicek that will provide him with salary and benefits continuation for a period of two years in the event his employment is terminated as a result of a change in control. The Company entered into the change of control agreement with Mr. Tomsicek on September 27, 2016 (see below).

On April 10, 2007, Dr. David M. Weber accepted our offer letter to become our Chief Operating Officer. The offer letter provided that Dr. Weber would receive a starting salary of $250,000 per year and a signing bonus of $12,000. The offer letter provided for the grant to Dr. Weber of a stock option to purchase 130,000 shares of our common stock on his date of hire, vesting annually over four years. In addition, Dr. Weber is eligible for an annual bonus with a target pay-out of $100,000 under the offer letter. On May 15, 2017, Dr. Weber’s salary was increased to $413,225. Dr. Weber’s current target bonus is 75% of his base salary.

Each of our other named executive officers has entered into our standard employment agreements, which contain customary provisions relating to the handling of proprietary information and assignment of inventions, as well as restrictions on competition and solicitation during the period of employment and for two years after termination. In addition, the agreements provide that we may terminate the executive with or without cause, but in the case of a termination without cause more than six months after the date employment begins, we are required to provide 28-days’ prior notice.

Change of Control Agreements. We entered into a change of control agreement with Mr. Minogue when he began employment with us in April 2004. The agreement was entered into in order to provide Mr. Minogue with a sense of job security and the ability to focus on his work without needing to worry about losing his job upon a change of control. The agreement specifically provides that, following a change of control, we will continue to employ Mr. Minogue for twenty-four full months in the same or a similar position at a base annual salary equal to at least twelve times the highest monthly base salary received within the last twelve months prior to the change of control and an annual bonus equal to his average bonus over the last three fiscal years. In addition, Mr. Minogue agreed to remain our employee for six months following a change of control. If Mr. Minogue is still employed at the end of this six-month period following a change of control, all unvested stock options and stock appreciation rights held by him will become vested. Mr. Minogue can terminate his employment for good reason, and we may terminate his employment for or without cause. The agreement provides for certain payments to be made to Mr. Minogue or his family upon certain circumstances following a change of control, including upon his death, disability, termination of employment by us without cause, and termination of employment by him for good reason. If we terminate Mr. Minogue’s employment without cause or Mr. Minogue terminates his employment for good reason, he will be entitled to receive cash severance payments equal to 2.99 times his base amount. For up to eighteen months following any such termination, we are also required to provide for continuation of certain benefits provided to Mr. Minogue before the change of control on terms at least as favorable to Mr. Minogue as in effect before the change of control. These payments and benefits are described in more detail below. Additionally upon such a termination, the vesting of all of Mr. Minogue’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. In the event that Mr. Minogue is obligated to pay any excise taxes, including interest and penalties, under Section 4999 of the Internal Revenue Code of 1986, as amended, Mr. Minogue will be entitled to receive a “gross-up” payment such that he will receive an after-tax amount sufficient to enable him to pay all such excises taxes, interest and penalties.

On August 13, 2008, our Compensation Committee also authorized us to enter into change of control agreements with Mr. Bolt and Dr. Weber. Under the change of control agreements, if we terminate the executive’s employment for any reason other than for cause, death or disability during the two-year period following a change of control, as defined in the change of control agreements, or if the executive terminates his employment with us for good reason during the eighteen-month period beginning six months after a change of control, then the executive will be entitled to a lump sum payment equal to two times the sum of the executive’s then-effective annual salary plus his target bonus. For up to two years following any such termination, we are also required to provide medical and dental benefits to the executive and his family. Additionally, upon such a termination, the vesting of all of the executive’s then-unvested and outstanding stock options and stock appreciation rights will accelerate. Upon a change of control, whether or not the executive’s employment terminates, if the Compensation Committee elects to cancel outstanding stock options, stock appreciation rights, and restricted stock, all such awards then outstanding and held by the executive will accelerate and vest immediately prior to the change of control. On April 15, 2009, we entered into a similar change of control agreement with Michael G. Howley. On September 27, 2016, we entered into a change of control agreement with Mr. Tomsicek. Under the change of control agreement, if we terminate Mr. Tomsicek’s employment for any reason other than for cause, death or disability, or if Mr. Tomsicek terminates his employment with us for good reason, during the two year period following a change of control, as defined in the change of control agreement, then Mr. Tomsicek will be entitled to twenty-four months of base salary continuation and continued medical benefits. Mr. Tomsicek will also be entitled to an amount equal to his target bonus pro-rated for the corresponding part of the calendar year in which his employment is terminated by the Company, plus an amount equal to two times his target bonus, payable in equal installments over the twenty-four months following his termination. Additionally, upon such a termination, the vesting of all of Mr. Tomsicek’s then-unvested and outstanding stock options, stock appreciation rights, and restricted stock will accelerate. Upon a change of control, whether or not the executive’s employment terminates, if the Board of Directors or the Compensation Committee elects to cancel outstanding stock options or stock appreciation rights, all such awards then outstanding and held by Mr. Tomsicek will accelerate and vest at least ten days prior to the change of control, and if the Board of Directors or the Compensation Committee elects to cancel Mr. Tomsicek’s outstanding restricted stock, all such restricted stock will accelerate and vest immediately prior to the change of control. Mr. Tomsicek is also entitled to outplacement assistance under the agreement.

Estimated Potential Payments Following a Change of Control

The following table provides information regarding the estimated amounts payable to the individuals named below upon the occurrence of the triggering events described below, in each case assuming that a change of control had occurred on March 31, 2017, the last day of our last fiscal year. The amounts shown as payable upon the triggering events described below do not include amounts earned by the individual and accrued before the occurrence of the triggering event but payable after the triggering event, such as accrued and unpaid salary or the value of accrued but unused vacation days.

Name and Triggering Events	Severance ($)	Acceleration of Stock Options ($)(1)	Acceleration of Restricted Stock Units ($)(2)	Benefits Continuation and Outplacement ($)	Tax Reimbursement ($)(3)	Total ($)(4)
Michael R. Minogue:
Automatic acceleration of options and restricted stock units upon change of control(5)	—	7,261,111	47,351,516	—	—	54,612,627
Continues employment for six months(6)	—	7,261,111	—	—	—	7,261,111
Termination by us other than for cause or by executive for good reason(7)	44,820,163	7,261,111	47,351,516	24,464	40,245,303	139,702,557

Michael J. Tomsicek:
Automatic acceleration of restricted stock units upon change of control(8)	—	1,208,838	3,689,268	—	—	4,898,106
Termination by us other than for cause or by executive for good reason(7)	1,140,295	1,208,838	3,689,268	35,952	—	6,074,353

David M. Weber:
Automatic acceleration of options and restricted stock units upon change of control(9)	—	1,677,117	15,758,173	—	—	17,435,290
Termination by us other than for cause or by executive for good reason(7)	1,300,894	1,677,117	15,758,173	35,952	6,318,010	25,090,146

William J. Bolt:
Automatic acceleration of options and restricted stock units upon change of control(10)	—	1,392,200	3,334,577	—	—	4,726,777
Termination by us other than for cause or by executive for good reason(7)	1,134,832	1,392,200	3,334,577	35,952	—	5,897,561

Michael G. Howley:
Automatic acceleration of options and restricted stock units upon change of control(10)	—	1,902,811	3,605,885	—	—	5,508,696
Termination by us other than for cause or by executive for good reason(7)	1,148,748	1,902,811	3,605,885	35,952	—	6,693,396

(1)

Represents the estimated value of the acceleration of the vesting of stock options held by the executive, assuming a stock price of $125.20, which was the closing market price of our common stock on March 31, 2017. This value is based on the difference between such price and the exercise price of the accelerated stock options. All stock options held by the named executive officers accelerate in full if the executive is terminated following a change of control other than for cause or if the executive terminates employment for good reason. In addition, in the case of

Mr. Minogue, all stock options and stock appreciation rights accelerate in full if following a change of control his employment continues for at least six months. In the case of all named executive officers, the stock options will also vest in full if our Board of Directors or Compensation Committee exercises its discretion to cancel outstanding stock options in a change of control.
(2)	Represents the estimated value of the acceleration of the vesting of certain restricted stock units (assuming payout at maximum) held by the executives, assuming a stock price of $125.20, which was the closing market price of our common stock on March 31, 2017. Additional detail about such acceleration is described in the footnotes below.
(3)	Represents the estimated gross-up payment owed to the executives based on the assumptions in this table. Mr. Minogue is entitled to a full gross-up payment to the extent of any excise tax imposed pursuant to Section 4999 of the Code. The other named executive officers, with the exception of Mr. Tomsicek, are entitled to a gross-up payment to the extent that any excise tax is imposed by Section 4999 of the Code, but subject to other limitations on the amount of gross-up for the excise tax.
(4)	Does not include amounts the executive would be entitled to if his employment was terminated due to death or disability. With the exception of Mr. Tomsicek, each executive or his estate is, upon the executive’s termination due to death or disability, entitled to receive the executive’s earned but unpaid compensation as well as benefits at least equal to the most favorable family benefits provided by the Company to surviving families of peer executives. In addition, if Mr. Minogue’s or Dr. Weber’s employment is terminated due to death or disability, the executive’s TSR award(s) shall vest pro rata based on the Company’s performance on the date of termination.
(5)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to Mr. Minogue on May 14, 2013, May 14, 2014, May 13, 2015, and May 24, 2016, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to Mr. Minogue on May 14, 2014, May 13, 2015, June 15, 2015, May 24, 2016, and November 14, 2016, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.
(6)	This row does not reflect the value of continued compensation for services rendered during the course of employment or the effect of continued vesting of stock options following a change of control.
(7)	Assumes that termination occurs on March 31, 2017. Termination later in the year would also entitle the executive to a pro rata portion of his bonus, based on the number of days lapsed during the year prior to termination. Bonus amounts and severance payments are payable in a lump sum, except with respect to Mr. Tomsicek whose base salary and bonus amounts are payable as salary continuation. Benefits continuation consists of the continuation of medical benefits for the executive and his family, which, as of March 31, 2017, are payable over a period of 18 months in the case of Mr. Minogue and over 24 months for the other named executive officers. Also includes outplacement of up to $5,000 in the case of Mr. Minogue, and $10,000 in the case of the named executive officers other than Mr. Minogue. Other perquisites and personal benefits are excluded because the estimated aggregate amount of such benefits is less than $10,000 for each named executive officer.
(8)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to Mr. Tomsicek on July 15, 2015 and May 24, 2016, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to Mr. Tomsicek on May 24, 2016, which, by its terms, vests in full upon a change of control of the Company.
(9)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to Dr. Weber on May 14, 2013, May 14, 2014, May 13, 2015, and May 24, 2016, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to Dr. Weber on May 14, 2014, May 13, 2015, June 15, 2015, and May 24, 2016, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.
(10)	Reflects the value of all outstanding stock options and time-based restricted stock unit awards granted to each of Messrs. Bolt and Howley on May 14, 2013, May 14, 2014, May 13, 2015, and May 24, 2016, each of which by its terms vests in full upon a change of control of the Company (assuming the stock options are not assumed or substituted in the transaction). Also reflects the value of performance and time-based restricted stock unit awards granted to each of Messrs. Bolt and Howley on May 14, 2014, May 13, 2015, and May 24, 2016, each of which, with the exception of the May 13, 2015 grant, by its terms vests in full upon a change of control of the Company. The May 13, 2015 grant by its terms vests two-thirds upon a change of control of the Company.

Equity Compensation Plans

The following table provides information as of March 31, 2017 regarding securities authorized for issuance under our equity compensation plans. Our equity compensation plans under which awards may currently be granted include the ABIOMED, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”), as amended, the ABIOMED, Inc. 2008 Stock Incentive Plan, as amended (the “2008 Plan”), and our 1988 Employee Stock Purchase Plan (“ESPP”). All of these equity compensation plans have been approved by our Stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	2,702,081	(2)	$32.09	(3)	3,277,423
Equity compensation plans not approved by security holders	—		—		—
Total	2,702,081	(2)	$32.09	(3)	3,277,423

(1)	Consists of the 2015 Plan, the 2008 Plan, the Company’s 2000 Plan, the Company’s 1998 Equity Incentive Plan, the Company’s 1989 Non-Qualified Stock Option Plan for Non-Employee Directors, and the ESPP.
(2)	Amount includes 1,645,682 shares of common stock underlying outstanding stock options and 1,056,399 shares comprised of common stock deliverable upon the vesting of outstanding restricted stock units.
(3)	The weighted-average exercise price only includes all outstanding stock options.

SECURITIES BENEFICIALLY OWNED BY CERTAIN PERSONS

At the close of business on June 12, 2017, there were 44,064,072 shares of our common stock issued and outstanding and entitled to vote. On June 12, 2017, the closing price of our common stock as reported on the Nasdaq Global Select Market was $139.97 per share. The following table provides information, as of June 12, 2017, with respect to the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of five percent or more of our common stock;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” above; and

•	all of our current directors and executive officers as a group.

This information is based upon information received from or on behalf of the individuals named therein. Unless otherwise noted, the address for each individual is c/o ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

Name(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Class Outstanding
PRIMECAP Management Company(3) 225 South Lake Ave., #400 Pasadena, CA 91101	4,676,630	10.6%
Blackrock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,096,033	7.0%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	3,319,859	7.5%
Wellington Management Group LLP(6) 280 Congress Street Boston, MA 02210	2,632,144	6.0%
Martin P. Sutter(7)	1,614,726	3.7%
Michael R. Minogue(8)	807,751	1.8%
David M. Weber	207,356	*
Michael G. Howley	117,001	*
William J. Bolt	93,820	*
Dorothy E. Puhy	51,749	*
Eric A. Rose	37,259	*
Michael J. Tomsicek	28,673	*
Paul G. Thomas	22,930	*
Jeannine M. Rivet	2,792	*
Christopher D. Van Gorder	2,792	*
All executive officers and directors as a group (12 persons)	3,067,605	7.0%

*	Less than one percent.
(1)	Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2)	Includes shares of common stock which the following person had the right to acquire on June 12, 2017 or within sixty (60) days thereafter through the exercise of stock options or the vesting of restricted stock units: Mr. Sutter (65,199), Mr. Minogue (408,499), Mr. Weber (121,999), Mr. Howley (65,999), Mr. Bolt (15,666), Ms. Puhy (31,199), Mr. Rose (28,199), Mr. Thomas (4,199), Mr. Tomsicek (14,166), Ms. Rivet (1,619), Mr. Van Gorder (1,619) and all directors and executive officers as a group (793,362).

(3)	Based on information provided in a Schedule 13G filed by PRIMECAP Management Company on February 9, 2017. PRIMECAP Management Company has sole voting power with respect to 3,983,073 shares of common stock and sole dispositive power with respect to 4,676,630 shares.
(4)	Based on information provided in a Schedule 13G filed by Blackrock, Inc. on January 19, 2017. Blackrock, Inc. has sole voting power with respect to 2,946,375 shares of common stock and sole dispositive power with respect to 3,096,033 shares.
(5)	Based on information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 9, 2017, in its capacity as investment adviser. Includes 21,411 shares of common stock beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts and 6,400 shares beneficially owned Vanguard Investments Australia, Ltd, a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as an investment manager of Australia investment offerings. The Vanguard Group, Inc. has sole voting power with respect to 23,411 shares, sole dispositive power with respect to 3,294,048 shares, shared voting power with respect to 4,400 shares and shared dispositive power with respect to 25,811 shares.
(6)	Based on information provided in a Schedule 13G filed jointly on February 9, 2017 by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Each of Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP has shared voting power with respect to 1,648,987 shares and shared dispositive power with respect to 2,632,144 shares. Wellington Management Company LLP has shared voting power with respect to 1,607,756 shares and shared dispositive power with respect to 2,522,643 shares.
(7)	Includes 1,450,000 shares of common stock held by EW Healthcare Partners. Mr. Sutter is a managing director of EW Healthcare Partners. Based on information provided in a Schedule 13G filed jointly on February 16, 2017 by Essex Woodlands Health Ventures Fund VI, L.P. (“Essex VI”), Essex Woodlands Health Ventures Fund VII, L.P. (“Essex VII”), Essex Woodlands Health Ventures VI, L.P., the general partner of Essex VI (“Essex VI GP”), Essex Woodlands Health Ventures VII, L.P., the general partner of Essex VII (“Essex VII GP”), Essex Woodlands Health Ventures VI, L.L.C., the general partner of Essex VI GP (“Essex VI General Partner”), Essex Woodlands Health Ventures VII, L.L.C., the general partner of Essex VII GP (“Essex VII General Partner”), and James L. Currie, Ron Eastman, Jeff Himawan, Martin P. Sutter, Immanuel Thangaraj and Petri Vainio (each, a “Manager” and collectively, the “Managers”). Each of Essex VI, Essex VI GP and Essex VI General Partner is deemed to have sole voting and investment power with respect to 946,818 shares of common stock. Each of Essex VII, Essex VII GP and Essex VII General Partner is deemed to have sole voting and investment power with respect to 503,182 shares. Each of the Managers except Ron Eastman is deemed to have shared voting and investment power with respect to 1,450,000 shares. Ron Eastman is deemed to have shared voting and investment power with respect to 503,182 shares.
(8)	Shares beneficially owned by Mr. Minogue include 119,966 shares of common stock beneficially owned through a trust.

AUDIT COMMITTEE REPORT

The Board of Directors appointed an Audit Committee to review the Company’s consolidated financial statements and financial reporting procedures, the adequacy and effectiveness of its accounting and financial controls and the independence and performance of its independent registered public accounting firm. The Audit Committee also selects our independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors. A copy of our Audit Committee charter is available through the “Our Company—Corporate Governance” section of our website, located at www.abiomed.com.

The Audit Committee currently consists of three non-employee directors. Each member of the Audit Committee is “independent” within the meaning of the marketplace rules of the Nasdaq Stock Market.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. However, we are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing, including with respect to auditor independence. We have relied, without independent verification, on the information provided to us and on the representations made by the Company’s management and independent auditors.

In fulfilling our responsibilities as the Audit Committee, we conferred with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the fiscal year ended March 31, 2017, regarding the overall scope and plans for Deloitte & Touche LLP’s audit of the Company’s financial statements for the fiscal year ended March 31, 2017. We met with them, with and without the Company’s management present, to discuss the results of their audit and their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. We reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2017 with management and the independent registered public accounting firm.

In addition, during the course of the fiscal year ended March 31, 2017 and thereafter before filing the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017, the Company’s management completed the documentation, testing and evaluation of the Company’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We were kept apprised of the progress of the evaluation and provided oversight to management during the process. In connection with this oversight, we received periodic updates provided by management and Deloitte & Touche LLP at each scheduled Audit Committee meeting to review our progress. At the conclusion of the process, management provided us with, and we reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. We also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the SEC, as well as Deloitte &Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements, and (ii) the effectiveness of internal control over financial reporting.

We reviewed and discussed the Company’s audited financial statements for the fiscal year ended March 31, 2017, with management. The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, Communications with Audit Committees, and SEC Regulation S-X Rule 207, Communications with Audit Committees. In addition, we received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board and discussed these documents with Deloitte & Touche LLP, as well as other matters related to Deloitte & Touche LLP’s independence from management and the Company.

Based on the reviews and discussions referred to above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2017 for filing with the SEC.

Audit Committee

Dorothy E. Puhy (Chair)

Jeannine M. Rivet

Eric A. Rose

OTHER MATTERS

Audit and Other Fees

The following table shows fees for professional audit services, billed to us by Deloitte & Touche LLP, including its affiliates, for the audit of our annual consolidated financial statements for the fiscal years ended March 31, 2017 and 2016, and fees billed to us by Deloitte & Touche LLP for other services provided during such fiscal years:

Fee Category	Year ended 3/31/2017	Year ended 3/31/2016
Audit fees	$1,145,000	$1,002,296
Audit-related fees	10,500	18,000
Tax fees	187,470	73,964
All other fees	—	—

Total fees	$1,342,970	$1,094,260

Audit fees. Audit fees include fees paid by us to Deloitte & Touche LLP in connection with the annual audit of our consolidated financial statements and its review of our interim financial statements as reported in our quarterly filings with the SEC. Audit fees also include fees paid by us to Deloitte & Touche LLP in connection with its annual audit of our internal control over financial reporting.

Audit-related fees. Audit-related fees include fees paid by us to Deloitte & Touche LLP that principally cover assurance and related services that are traditionally performed by our independent registered public accounting firm, including special procedures required by regulatory requirements such as SEC registration statements.

Tax fees. Tax fees cover services performed by the tax personnel of Deloitte & Touche LLP except those services specifically related to the audit of our consolidated financial statements, and include fees for tax compliance, tax planning and advice.

All other fees. No fees were paid to Deloitte & Touche LLP that were not audit or tax-related.

Our Audit Committee has determined that the services Deloitte & Touche LLP performed for us during the fiscal year ended March 31, 2017 were at all times compatible with its independence.

Policy on Pre-Approval of Audit and Non-Audit Services

Our Audit Committee has the sole authority to approve the scope of the audit and any audit or permitted non-audit services as well as all audit fees and terms. Our Audit Committee must pre-approve any audit and permitted non-audit services by our independent registered public accounting firm. Our Audit Committee will not approve the engagement of our independent registered public accounting firm to perform any services that our independent registered public accounting firm would be prohibited from providing under applicable securities laws or the rules of the Nasdaq Stock Market. In assessing whether to approve the use of our independent registered public accounting firm for permitted non-audit services, our Audit Committee tries to minimize relationships that could appear to impair the objectivity of our independent registered public accounting firm. Our Audit Committee has delegated pre-approval authority for non-audit services to the Chair of our Audit Committee within the guidelines discussed above. The Chair is required to inform our Audit Committee of each decision at the next regularly scheduled Audit Committee meeting following the decision to permit our independent registered public accounting firm to perform non-audit services. All audit and other services provided by Deloitte & Touche LLP were pre-approved for each of the last two fiscal years.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, and furnish us with copies of such filings.

Based solely on a review of the copies of such forms received by us, and on written representations from certain reporting persons, we believe that during fiscal year 2017, our directors, officers and ten-percent Stockholders complied with all applicable Section 16(a) filing requirements.

Stock Trading Practices

We maintain an insider trading policy that, among other things, prohibits our officers, directors and employees from trading the Company’s securities during quarterly blackout periods and also contains other restrictions on trading activities designed to avoid any circumstance where Company insiders may be deemed to have traded on material nonpublic information. The policy also prohibits insiders from hedging their ownership of our securities, engaging in short sales with respect to our securities, or pledging shares of our securities.

Other Proposed Action

Our Board of Directors knows of no other business to come before the Annual Meeting of Stockholders. However, if any other business should properly be presented at the meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

Stockholder Proposals

Proposals which Stockholders intend to present at our 2018 Annual Meeting of Stockholders and wish to have included in our proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be received by us no later than February 23, 2018, or, if the date of that meeting is more than 30 calendar days before or after August 10, 2017, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting. Written requests for inclusion should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Corporate Secretary.

Additionally, pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, as amended, if a Stockholder intends to present a proposal for business to be considered at the 2018 Annual Meeting of Stockholders but does not seek inclusion of the proposal in the Company’s Proxy Statement for that meeting, then the Company must receive the proposal by May 9, 2018 (i.e., 45 days prior to the date of mailing of the Proxy Statement for that meeting, based on this year’s Proxy Statement mailing date for it to be considered timely received). Rules 14a-8 and 14a-4(c)(1) provide additional time constraints if the date of the 2018 Annual Meeting of Stockholders is changed by more than 30 days. If notice of a Stockholder proposal is not timely received as set forth above, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

Under our bylaws, any Stockholder entitled to vote for the election of directors may nominate candidates for election to the Board of Directors if a written notice is delivered or mailed by first class United States mail to the Corporate Secretary of ABIOMED, Inc. not less than 45 days nor more than 60 days prior to any meeting of Stockholders called for the election of directors. Such written notice must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Company beneficially owned by the nominee. Written requests should be addressed to: ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923, Attention: Corporate Secretary.

Householding of Proxy Materials

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more Stockholders sharing the same address by delivering a single set of proxy materials addressed to those Stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for Stockholders and cost savings for companies.

Although we do not intend to household for our Stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple Stockholders sharing an address unless contrary instructions have been received from the affected Stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Annual Report to Stockholders and Annual Report on Form 10-K

Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 2017 and copies of our Annual Report on Form 10-K for the fiscal year ended March 31, 2017 as filed with the Securities and Exchange Commission are available to Stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 22 Cherry Hill Drive, Danvers, Massachusetts 01923.

ABIOMED, INC. 22 CHERRY HILL DRIVE DANVERS, MA 01923

YOUR VOTE IS IMPORTANT.

VOTE BY INTERNET/TELEPHONE/MAIL

24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E30481-P95146                    KEEP  THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABIOMED, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR ALL nominees in Proposal 1:
1.	Election of Directors		☐	☐	☐
Nominees:
01) Dorothy E. Puhy
02) Paul G. Thomas
03) Christopher D. Van Gorder

The Board of Directors recommends that you vote FOR Proposal 2:			For	Against	Abstain

NOTE: IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PROPOSAL, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH NOMINEE LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 4 AND 1 YEAR WITH RESPECT TO PROPOSAL 3.

2.	Advisory vote on executive compensation		☐	☐	☐
The Board of Directors recommends that you vote 1 YEAR for Proposal 3:		1 Year	2 Years	3 Years	Abstain
3.	Advisory vote on the frequency of future Stockholder advisory votes on executive compensation	☐	☐	☐	☐
The Board of Directors recommends that you vote FOR Proposal 4:			For	Against	Abstain
4.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2018		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report are available at

www.proxyvote.com.

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E30482-P95146

ABIOMED, INC.

Annual Meeting of Stockholders

August 9, 2017 8:00 A.M. Eastern Time

This proxy is solicited by the Board of Directors.

The undersigned, revoking all prior proxies, hereby appoints Michael R. Minogue, Michael J. Tomsicek and Stephen C. McEvoy and each of them acting singly, as proxies, with full power of substitution, to vote all shares of capital of ABIOMED, Inc. which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of ABIOMED, Inc. to be held at 8:00 A.M. Eastern Time on August 9, 2017 at the Mandarin Oriental, 776 Boylston Street, Boston, Massachusetts 02199, and at any adjournments or postponements thereof, upon the matters set forth in the Notice of Annual Meeting and the related Proxy Statement, copies of which have been made available to the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournment or postponement thereof. Attendance of the undersigned at the Annual Meeting or any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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